                                                                     EXHIBIT 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                         TELECOMMUNICATION SYSTEMS, INC.

                         WINDWARD ACQUISITION CORP., AND

                               XYPOINT CORPORATION








                                NOVEMBER 15, 2000

                                TABLE OF CONTENTS

                                                                                            Page
                                                                                            ----
ARTICLE I THE MERGER.........................................................................1
        1.1    The Merger....................................................................1
        1.2    Closing; Effective Time.......................................................2
        1.3    Effect of the Merger..........................................................2
        1.4    Articles of Incorporation; Bylaws.............................................2
        1.5    Directors and Officers........................................................2
        1.6    Effect on Target Capital Stock and Options....................................3
        1.7    Exchange Procedures...........................................................6
        1.8    No Further Ownership Rights in Target Capital Stock...........................8
        1.9    Lost, Stolen or Destroyed Certificates........................................8
        1.10   Tax Consequences..............................................................8
        1.11   Taking of Necessary Action; Further Action....................................8
        1.12   Definitions...................................................................8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF  TARGET........................................11
        2.1    Organization, Standing and Power.............................................12
        2.2    Capital Structure............................................................12
        2.3    Authority; No Conflict.......................................................13
        2.4    Financial Statements.........................................................14
        2.5    Disclosure Documents.........................................................15
        2.6    Absence of Certain Changes; Liabilities......................................15
        2.7    Accounts Receivable..........................................................16
        2.8    Litigation...................................................................17
        2.9    Restrictions on Business Activities..........................................17
        2.10   Title to Property; Absence of Liens..........................................17
        2.11   Intellectual Property........................................................18
        2.12   Environmental Matters........................................................20
        2.13   Taxes  ......................................................................21
        2.14   Employee Benefit Plans.......................................................22
        2.15   Employees and Consultants....................................................24
        2.16   Customers and Suppliers; Products............................................25
        2.17   Material Contracts...........................................................26
        2.18   Target 911 Business Regulatory Compliance and Contracts......................28
        2.19   Third-Party Consents.........................................................28
        2.20   Insurance....................................................................28
        2.21   Compliance with Laws; Governmental Authorizations............................29
        2.22   Brokers' and Finders' Fees...................................................29
        2.23   Target Agreements............................................................29
        2.24   Board Approval; Shareholder Approval Required................................29
        2.25   Minute Books.................................................................30
        2.26   Export Control Laws and Foreign Corrupt Practices Act........................30
        2.27   Representations Complete.....................................................30
        2.28   Registration Rights..........................................................30
        2.29   Beneficial Ownership of Acquiror Stock.......................................30

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB.......................31
        3.1    Organization, Standing and Power.............................................31
        3.2    Capital Structure............................................................31
        3.3    Authority....................................................................32
        3.4    SEC Documents; Financial Statements..........................................32
        3.5    Disclosure Documents.........................................................33
        3.6    Absence of Certain Changes...................................................33
        3.7    Brokers' and Finders' Fees...................................................33
        3.8    Representations Complete.....................................................34
        3.9    Litigation...................................................................34
        3.10   Tax Matters..................................................................34

ARTICLE IV COVENANTS OF TARGET..............................................................34
        4.1    Information..................................................................35
        4.2    Regulatory Approvals; Consents...............................................35
        4.3    Conduct of Business..........................................................35
        4.4    Approval of Shareholders of Target; Document Preparation.....................37
        4.5    Current Information; Advice of Changes.......................................37
        4.6    No Solicitation of Other Offers..............................................38
        4.7    Public Announcements.........................................................38
        4.8    Escrow Agreement.............................................................39
        4.9    Stock Restriction Agreement..................................................39
        4.10   Cooperation and Conditions...................................................39
        4.11   Tax Free Reorganization......................................................39

ARTICLE V COVENANTS OF ACQUIROR AND MERGER SUB..............................................39
        5.1    Information..................................................................40
        5.2    Applications to Governmental Entities........................................40
        5.3    Acquiror Common Stock........................................................40
        5.4    Registration of Shares.......................................................40
        5.5    Current Information; Advice of Changes; Conduct of Business..................41
        5.6    Public Announcements.........................................................42
        5.7    Escrow Agreement.............................................................42
        5.8    Cooperation and Conditions...................................................42
        5.9    Form S-8 Registration Statement..............................................42
        5.10   Tax Free Reorganization......................................................42
        5.11   Employee Benefits Matters....................................................43
        5.12   Target Officers and Directors................................................43
        5.13   Reports Under Securities Exchange Act of 1934................................44
        5.14   Acquiror or Shareholder Approval.............................................44

ARTICLE VI CONDITIONS TO ACQUIROR'S AND MERGER SUB'S OBLIGATIONS............................44
        6.1    Representations, Warranties, and Covenants...................................45
        6.2    Shareholder Approval.........................................................45
        6.3    Other Evidence...............................................................45

        6.4    No Adverse Proceedings, Events, or Regulatory Requirements...................45
        6.5    Consents, Etc................................................................46
        6.6    Opinion of Tax Counsel.......................................................46
        6.7    Opinion of Counsel...........................................................46
        6.8    Escrow Agreement.............................................................46
        6.9    Securities Matters...........................................................46
        6.10   280G Agreements..............................................................46
        6.11   Resignation of Directors and Officers........................................47
        6.12   Stock Restriction Agreement..................................................47
        6.13   Termination of Pension Plan..................................................47

ARTICLE VII CONDITIONS TO TARGET'S OBLIGATIONS..............................................47
        7.1    Representations, Warranties, and Covenants...................................47
        7.2    Shareholder Approval.........................................................48
        7.3    Other Evidence...............................................................48
        7.4    No Adverse Proceedings, Events, or Regulatory Requirements...................48
        7.5    Opinion of Tax Counsel.......................................................48
        7.6    Opinion of Counsel...........................................................49
        7.7    Securities Matters...........................................................49
        7.8    Escrow Agreement.............................................................49

ARTICLE VIII TERMINATION, EXPENSES, AMENDMENT AND WAIVER....................................49
        8.1    Termination..................................................................49
        8.2    Effect of Termination........................................................50
        8.3    Expense......................................................................50
        8.4    Extension; Waiver............................................................51

ARTICLE IX ESCROW AND INDEMNIFICATION.......................................................51
        9.1    Survival of Representations, Warranties and Covenants........................51
        9.2    Indemnification..............................................................52
        9.3    Escrow Fund..................................................................52
        9.4    Certain Limitations..........................................................52
        9.5    Certain Procedural Matters...................................................53
        9.6    Exclusive Remedy.............................................................53
        9.7    Resolution of Conflicts; Arbitration.........................................54
        9.8    Shareholders' Agent..........................................................54
        9.9    Actions of Shareholders' Agent...............................................55

ARTICLE X GENERAL PROVISIONS................................................................55
        10.1   Notices......................................................................55
        10.2   Interpretation...............................................................56
        10.3   Counterparts.................................................................57
        10.4   Entire Agreement; Third Party Beneficiaries..................................57
        10.5   Severability.................................................................57
        10.6   Remedies Cumulative..........................................................57
        10.7   Governing Law................................................................57
        10.8   Assignment; Amendment; Binding Effect........................................58

        10.9   Rules of Construction........................................................58


SCHEDULES

Target Disclosure Schedule
Acquiror Disclosure Schedule

EXHIBITS
---------
Exhibit A      Voting Agreement
Exhibit B      Articles of Merger
Exhibit C      Stock Restriction Agreement
Exhibit D      Escrow Agreement
Exhibit E      Legal Opinion of Venture Law Group
Exhibit F      280G Agreements
Exhibit G      Legal Opinion of Piper Marbury Rudnick & Wolfe LLP
Exhibit H      Amendment to Articles of Incorporation

                      AGREEMENT AND PLAN OF REORGANIZATION

               This AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is made and entered into as of November 15, 2000 (the "Execution Date") by and among TeleCommunication Systems, Inc., a Maryland corporation ("ACQUIROR"), Windward Acquisition Corp., a Washington State corporation and wholly-owned subsidiary of Acquiror ("MERGER SUB"), XYPOINT Corporation, a Washington State corporation ("TARGET").

                                    RECITALS

               The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Target with and into Merger Sub with Merger Sub being the surviving corporation in the merger (the "MERGER") and, in furtherance thereof, have approved the Merger.

               A. Pursuant to the Merger, among other things, each outstanding share of the capital stock of Target shall be converted into shares of Class A common stock of Acquiror, $0.01 par value per share ("ACQUIROR COMMON STOCK"), upon the terms and subject to the conditions set forth herein and at the exchange rates set forth herein.

               B. Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements and covenants in connection with the Merger.

               C. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

               D. Concurrent with the execution of this Agreement and as an inducement to Acquiror to enter into this Agreement, certain shareholders of Target (collectively, the "TARGET PRINCIPAL SHAREHOLDERS") are entering into an agreement in substantially the form attached hereto as Exhibit A (the "VOTING AGREEMENT") to vote the shares of Target Capital Stock (as defined herein) beneficially owned or controlled by such person to approve this Agreement and the Merger and the other transactions contemplated hereby and against any competing proposals.

               NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

       1.1     THE MERGER

               At the Effective Time (as hereinafter defined) and subject to and upon the terms and conditions of this Agreement, the Articles of Merger substantially in the form attached hereto as Exhibit B (the "ARTICLES OF MERGER") and the applicable provisions of the Washington Business Corporation Act ("WASHINGTON LAW"), Target shall be merged with and into Merger Sub, in accordance with Washington Law and other applicable law, the separate corporate existence of Target shall cease and Merger Sub shall continue as the surviving corporation. Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

       1.2     CLOSING; EFFECTIVE TIME

               The closing of the transactions contemplated hereby (the "CLOSING") shall be held at the offices of Piper Marbury Rudnick & Wolfe LLP at 6225 Smith Avenue, Baltimore, Maryland 21209, on December 29, 2000; provided, however, that in the event that all the conditions to the Closing set forth in Articles VI and VII below shall not have been satisfied or waived by that time, then the Closing shall occur on the third business day after such conditions have been satisfied or waived (the date on which the Closing shall occur being the "CLOSING DATE"). On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Articles of Merger with the Secretary of State of the State of Washington, in accordance with the relevant provisions of Washington Law (the time and date of such filing being the "EFFECTIVE TIME" and the "EFFECTIVE DATE," respectively).

       1.3     EFFECT OF THE MERGER

               At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of Washington Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target shall become the debts, liabilities and duties of the Surviving Corporation.

       1.4     ARTICLES OF INCORPORATION; BYLAWS

               (a) At the Effective Time, the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by Washington Law and such articles of incorporation.

               (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Washington Law. Thereafter, the Bylaws may be amended or repealed in accordance with their terms and the articles of incorporation of the Surviving Corporation and as provided by law.

       1.5     DIRECTORS AND OFFICERS

               At the Effective Time, the directors and officers of the Target shall resign and be removed and the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, to hold office until such time as such directors resign, are removed or their respective successors are duly elected or appointed and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to hold office until such time as such officers resign, are removed or their respective successors are duly elected or appointed and qualified.

       1.6     EFFECT ON TARGET CAPITAL STOCK AND OPTIONS

               By virtue of the Merger and without any action on the part of Acquiror, Merger Sub, Target or the holders of any of Target's securities:

               (a) Conversion of Target Capital Stock. (i) Subject to Section 1.6(c) below, on the Effective Date, all Target capital stock outstanding, including all common stock, preferred stock and shares reserved for issuance pursuant to outstanding warrants and options to purchase common and preferred stock (the "TARGET CAPITAL STOCK"), immediately prior to the Effective Date, shall, without any action on the part of the holder thereof, be canceled and converted into an aggregate of 4,300,000 shares of Acquiror Common Stock (rounded to the nearest 0.01 share), as set forth below; provided, however, the assumption of any New Options (as defined in Section 4.3) or the issuance of any shares of Acquiror Common Stock as a result of the exercise of any New Options shall be in addition to such 4,300,00 shares of Acquiror Common Stock and shall be exchanged at the same rate as the Common Stock Exchange Ratio. Any shares with respect to which dissenter's rights shall have been perfected in accordance with Washington Law (the "DISSENTING SHARES") shall be excluded from the foregoing and the aggregate requirement for delivery of 4,300,000 shares of Acquiror Common Stock shall be accordingly reduced.

                      (i) Conversion of Target Common Stock. At the Effective Time, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be converted automatically into the right to receive that number of shares of Acquiror Common Stock equal to the Common Stock Exchange Ratio, rounded down to the nearest whole share of Acquiror Common Stock.

                      (ii) Conversion of Series A Preferred Stock. At the Effective Time, each share of Target Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be automatically converted into the right to receive that number of shares of Acquiror Common Stock equal to the Series A Exchange Ratio, rounded down to the nearest whole share of Acquiror Common Stock.

                      (iii) Conversion of Series B Preferred Stock. At the Effective Time, each share of Target Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be automatically converted into the right to receive that number of shares of Acquiror Common Stock equal to the Series B Exchange Ratio, rounded down to the nearest whole share of Acquiror Common Stock.

                      (iv) Conversion of Series C Preferred Stock. At the Effective Time, each share of Target Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be automatically converted into the right to receive that number of shares of Acquiror Common Stock equal to the Series C Exchange Ratio, rounded down to the nearest whole share of Acquiror Common Stock.

                      (v) Conversion of Series D Preferred Stock. At the Effective Time, each share of Target Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be automatically converted into the right to receive that number of shares of Acquiror Common Stock equal to the Series D Exchange Ratio, rounded down to the nearest whole share of Acquiror Common Stock.

                      (vi) Conversion of Series E Preferred Stock. At the Effective Time, each share of Target Series E Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be automatically converted into the right to receive that number of shares of Acquiror Common Stock equal to the Series E Exchange Ratio, rounded down to the nearest whole share of Acquiror Common Stock.

                      (vii) Conversion of Series X Junior Preferred Stock. At the Effective Time, each share of Target Series X Junior Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be automatically converted into the right to receive that number of shares of Acquiror Common Stock equal to the Series X Exchange Ratio, rounded down to the nearest whole share of Acquiror Common Stock.

               (b) Fractional Shares. No fraction of a share of Acquiror Common Stock shall be issued; in lieu thereof, each holder otherwise entitled to a fractional interest (after aggregating all fractional shares to be received by such holder) shall receive from Acquiror an amount in cash (rounded to the nearest whole cent) based on the market value of Acquiror Common Stock as determined by multiplying such fraction by the price per share of Class A Common Stock, as listed on the NASDAQ National Market, on the close of trading the day prior to Closing. Each such holder shall have no other rights with respect to such fractional interest and shall have no rights as a stockholder of Acquiror.

               (c) Escrow of Shares. Of the shares of the Acquiror Common Stock to be issued by the Acquiror at the Effective Date, 400,000 shares (the "Escrow Shares") shall be deposited into an escrow fund (the "ESCROW FUND") in accordance with Article IX and the Escrow Agreement (as defined hereinafter), which shall be registered in the name of the Escrow Agent (as defined in the Escrow Agreement) as nominee for the holders of such shares. Such Escrow Shares shall be beneficially owned by such holders and shall be held in escrow and shall be available to compensate Acquiror for damages as provided in Article IX and the Escrow Agreement. To the extent not used for such purposes, such shares shall be released, all as provided in Article IX and in the Escrow Agreement.

               (d) Assumption of Common Options and Target Warrants and New Options.

                   At the Effective Time all unexpired and unexercised Common Options and Target Warrants and New Options then outstanding, whether vested or unvested, together with the Target Stock Plans, shall be assumed by the Acquiror in accordance with provisions described below.

                   (i) At the Effective Time, each unexpired and unexercised Target Option and Target Warrant and New Option then outstanding, whether vested or unvested, together with the Target Stock Plans, shall be, in connection with the Merger, assumed by the

Acquiror. Each Target Option and Target Warrant and New Option so assumed by the Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions as were applicable to such Target Option or Target Warrant or New Option immediately prior to the Effective Time; provided that (1) such Target Option or Target Warrant or New Option, as the case may be, shall be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Capital Stock that were issuable upon exercise of such Target Option or Target Warrant or New Option immediately prior to the Effective Time multiplied by the Exchange Ratio applicable to the series or class of Target Capital Stock subject to the Target Option or Target Warrant or New Option (rounded down to the nearest whole number of shares of Acquiror Common Stock) and (2) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed Target Option or Target Warrant or New Option, as the case may be, shall be equal to the quotient determined by dividing the exercise price per share of Target Capital Stock at which such Target Option or Target Warrant or New Option was exercisable immediately prior to the Effective Time by the Exchange Ratio applicable to the series or class of Target Capital Stock subject to the Target Option or Target Warrant or New Option (rounded up to the nearest whole cent).

                   (ii) The adjustments provided in this Section 1.6(d) with respect to any Outstanding Option which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "CODE") shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code. Within thirty (30) days following the Effective Time, Acquiror shall deliver to former holders of Common Options and New Options appropriate agreements representing the right to acquire Acquiror Common Stock on the terms and conditions set forth in this Section 1.6(d).

               (e) Capital Stock of Merger Sub. At the Effective Time, each share of Merger Sub common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

               (f) Dissenters' Rights. Any Dissenting Shares, which as of the Effective Date the holder thereof has not withdrawn or lost any right to such appraisal, shall not be converted into Acquiror Common Stock or represent the right to receive shares of Acquiror Common Stock and shall not receive or represent the right to receive any cash in lieu of fractional shares but instead shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Washington Law. The Target shall give the Acquiror (i) prompt notice of any written demands for appraisal of any shares of Target Capital Stock, withdrawals or modifications of such demands, and any other instruments served pursuant to Washington Law and received by the Target which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Closing. Target agrees that, except with the prior written consent of Acquiror, it will not make any payment with respect to, or settle or offer to settle, any claim, demand or other liability with respect to any Dissenting Shares. Each holder of Dissenting Shares (a "DISSENTING SHAREHOLDER") who, pursuant to the provisions of Washington Law becomes entitled to payment of the fair value for shares of Target Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions) and thereupon such Dissenting Shares shall be canceled, retired and cease to exist. If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares (either because the Dissenting Shareholder withdraws, fails to perfect or otherwise loses the right to appraisal), Acquiror shall issue and deliver, upon surrender by such Dissenting Shareholder of a certificate or certificates representing shares of Target Capital Stock, the number of shares of Acquiror Common Stock to which such Dissenting Shareholder would otherwise be entitled under Section 1.6(a) and the Articles of Merger, without interest thereon. Notwithstanding any provision of this Agreement to the contrary, Acquiror shall have the right to terminate this Agreement and be released from all obligations hereunder if, immediately prior to the proposed Effective Date, Target shareholders who would otherwise receive in excess of 5% of the 4,300,000 shares of Acquiror Common Stock to be delivered in connection with the Merger have demanded appraisal rights (which demands have not been withdrawn).

       1.7     EXCHANGE PROCEDURES

               (a) Exchange Agent. Acquiror, or an agent designated by it, shall act as exchange agent (the "EXCHANGE AGENT") in the Merger.

               (b) Acquiror to Provide Acquiror Common Stock and Cash. After the Effective Time, Acquiror shall make available in accordance with this Article I, through such reasonable procedures as Acquiror may adopt, (i) the shares of Acquiror Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Target Capital Stock outstanding immediately prior to the Effective Time less the Escrow Shares deposited in the Escrow Fund pursuant to the requirements of
Article IX and the Escrow Agreement, and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(b).

               (c) Exchange Procedures. Promptly after the Effective Time, Acquiror shall cause the Exchange Agent to mail to each holder of record (the "FORMER TARGET SHAREHOLDERS") of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Target Capital Stock, whose shares were converted into the right to receive shares of Acquiror Common Stock pursuant to Section 1.6(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate, free and clear of all Liens (as defined herein below) and other charges thereon of every kind, for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Acquiror Common Stock (less the Escrow Shares to be deposited in the Escrow Fund on such holder's behalf pursuant to Article IX and the Escrow Agreement), and the Certificate so surrendered shall forthwith be canceled. "LIENS" means any mortgage, lien (including mechanics, warehousemen, laborers and landlords liens), claim, pledge, charge, security interest, preemptive right, right of first refusal, option, judgment, title defect or encumbrance of any kind. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Target Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of fractional shares pursuant to
Section 1.6. As soon as practicable after the Effective Time and subject to and in accordance with the provisions of Section 9.3, Acquiror shall cause to be delivered to the Escrow Agent a certificate or certificates representing the Escrow Shares, which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates cancelled pursuant to this Section 1.7(c).

               (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate surrenders such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time which would have been previously payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Acquiror Common Stock.

               (e) Transfers of Ownership. If any certificate for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered is properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or the Exchange Agent any transfer or other Taxes (as defined in Section 2.13) required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or the Exchange Agent that such Tax has been paid or is not payable.

               (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, no party hereto or any of their respective agents shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (g) Dissenting Shares. The provisions of this Section 1.7 also shall apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 1.6 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Acquiror Common Stock to which such holder is entitled pursuant to Section 1.6.

       1.8     NO FURTHER OWNERSHIP RIGHTS IN TARGET CAPITAL STOCK

               All shares of Acquiror Common Stock issued upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Acquiror of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Acquiror for any reason, they shall be canceled and exchanged as provided in this Article I.

       1.9     LOST, STOLEN OR DESTROYED CERTIFICATES

               In the event any Certificate shall have been lost, stolen or destroyed, the Acquiror shall issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock as may be required pursuant to Section 1.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or any of their agents with respect to the Certificate alleged to have been lost, stolen or destroyed.

       1.10    TAX CONSEQUENCES

               It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. No party shall take any action, or fail to take any action, whether before or after the Closing, which would reasonably be expected to cause the Merger to fail to so qualify as a reorganization within the meaning of Section 368 of the Code.

       1.11    TAKING OF NECESSARY ACTION; FURTHER ACTION

               If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

       1.12    DEFINITIONS

               As used in this Agreement, the following defined terms shall have the meanings indicated below.

               "Aggregate Common Share Number" means the aggregate number of shares of Target Common Stock outstanding as of the Effective Time and shares of Target Common Stock issuable upon exercise of the Common Warrants and shares of Target Common Stock issuable upon exercise of Common Options.

               "Aggregate Merger Share Number" means 4,300,000 shares of Acquiror Common Stock (as appropriately adjusted to reflect the effect of any stock split, stock dividend, stock combination, reorganization, reclassification or similar change by the Acquiror occurring after the date of this Agreement and prior to the Effective Time and as appropriately adjusted to take into account any Dissenting Shares).

               "Aggregate Series A Share Number" means the aggregate number of shares of Series A Preferred Stock outstanding as of the Effective Time and shares of Series A Preferred Stock issuable upon exercise of the Series A Warrants.

               "Aggregate Series B Share Number" means the aggregate number of shares of Series B Preferred Stock outstanding as of the Effective Time and shares of Series B Preferred Stock issuable upon exercise of the Series B Warrants.

               "Aggregate Series C Share Number" means the aggregate number of shares of Series C Preferred Stock outstanding as of the Effective Time and shares of Series C Preferred Stock issuable upon exercise of the Series C Warrants.

               "Aggregate Series D Share Number" means the aggregate number of shares of Series D Preferred Stock outstanding as of the Effective Time and shares of Series D Preferred Stock issuable upon exercise of the Series D Warrants.

               "Aggregate Series E Share Number" means the aggregate number of shares of Series E Preferred Stock outstanding as of the Effective Time and shares of Series E Preferred Stock issuable upon exercise of the Series E Warrants.

               "Aggregate Series X Share Number" means the aggregate number of shares of Series X Junior Preferred Stock outstanding as of the Effective Time and shares of Series X Junior Preferred Stock issuable upon exercise of the Series X Warrants and shares of Series X Junior Preferred Stock issuable upon exercise of the Series X Options.

               "Aggregate Target Share Number" means the sum of (a) Aggregate Common Share Number, (b) the Aggregate Series A Share Number, (c) the Aggregate Series B Share Number, (d) the Aggregate Series C Share Number, (e) the Aggregate Series D Share Number), (f) the Aggregate Series E Share Number, and
(g) the Aggregate Series X Share Number.

               "Closing Price" means the average closing sales price of Acquiror Common Stock as traded on the NASDAQ National Market and reported by The Wall Street Journal, for the forty-five consecutive trading days ending on and including the third trading day prior to the Execution Date.

               "Common Stock Exchange Ratio" means the quotient obtained by dividing (x) the Aggregate Merger Share Number minus the Liquidation Share Number by (y) the Aggregate Common Share Number.

               "Common Option(s)" means any option to purchase Target Common Stock pursuant to the Target Stock Plans which remain outstanding and unexercised and unexpired as of the Effective Time, excluding the Common Warrants and the New Options.

               "Common Warrants" means all of the warrants to purchase Target Common Stock which remain outstanding and unexercised and unexpired as of the Effective Time, excluding the Common Options and the New Options.

               "Exchange Ratios" means the Series A Exchange Ratio, the Series B Exchange Ratio, the Series C Exchange Ratio, the Series D Exchange Ratio, the Series E Exchange Ratio, the Series X Exchange Ratio and the Common Stock Exchange Ratio.

               "Liquidation Share Number" means the quotient of (x) the Series A Liquidation Preference plus the Series B Liquidation Preference plus the Series C Liquidation Preference plus the Series D Liquidation Preference plus the Series E Liquidation Preference plus the Series X Liquidation Preference divided by (y) the Closing Price.

               "Series A Warrants" means all of the warrants to purchase Target Series A Preferred Stock which remain outstanding and unexercised and unexpired as of the Effective Time.

               "Series A Exchange Ratio" means the quotient of (i) $1.00 divided by (ii) the Closing Price.

               "Series A Liquidation Preference" means the product of (i) the Aggregate Series A Share Number and (ii) $1.00.

               "Series B Exchange Ratio" means the quotient of (i) $1.75 divided by (ii) the Closing Price.

               "Series B Liquidation Preference" means the product of (i) the Aggregate Series B Share Number and (ii) $1.75.

               "Series B Warrants" means all of the warrants to purchase Target Series B Preferred Stock which remain outstanding and unexercised and unexpired as of the Effective Time.

               "Series C Exchange Ratio" means the quotient of (i) $1.75 divided by (ii) the Closing Price.

               "Series C Liquidation Preference" means the product of (i) the Aggregate Series C Share Number and (ii) $1.75.

               "Series C Warrants" means all of the warrants to purchase Target Series C Preferred Stock which remain outstanding and unexercised and unexpired as of the Effective Time.

               "Series D Exchange Ratio" means the quotient of (i) $2.69 divided by (ii) the Closing Price.

               "Series D Liquidation Preference" means the product of (i) the Aggregate Series D Share Number and (ii) $2.69.

               "Series D Warrants" means all of the warrants to purchase Target Series D Preferred Stock which remain outstanding and unexercised and unexpired as of the Effective Time.

               "Series E Exchange Ratio" means the quotient of (i) $1.54 divided by (ii) the Closing Price.

               "Series E Liquidation Preference" means the product of (i) the Aggregate Series E Share Number and (ii) $1.54.

               "Series E Warrants" means all of the warrants to purchase Target Series E Preferred Stock which remain outstanding and unexercised and unexpired as of the Effective Time.

               "Series X Exchange Ratio" means the quotient of (i) $0.80 divided by (ii) the Closing Price.

               "Series X Liquidation Preference" means the product of (i) the Aggregate Series X Share Number and (ii) $0.80.

               "Series X Option(s)" means any option to purchase shares of Target Series X Junior Preferred Stock pursuant to the Target Stock Plans which remain outstanding and unexercised and unexpired as of the Effective Time.

               "Series X Warrants" means all of the warrants to purchase Target Series X Preferred Stock which remain outstanding and unexercised and unexpired as of the Effective Time.

               "Target Capital Stock" means the Target Common Stock and Target Preferred Stock.

               "Target Stock Plans" means Target's 1995 Stock Option Plan, 1997 Stock Option Plan and 2000 Stock Option Plan.

                                   ARTICLE II


                        REPRESENTATIONS AND WARRANTIES OF
                                     TARGET

               In this Agreement, (i) any reference to any event, change, condition or effect being "material" with respect to any entity means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), operations or products that is material to such entity and its subsidiaries, if any, taken as a whole; (ii) any reference to a "MATERIAL ADVERSE EFFECT" with respect to any entity means any event, change or effect that is materially adverse to the financial condition, properties, assets (including intangible assets), business, operations or products of such entity and its subsidiaries, if any, taken as a whole, except for (A) matters generally effecting the industry in which such entity operates and (B) changes in general economic conditions; (iii) the words "AWARE", "KNOWLEDGE" or similar words, expressions or phrases with respect to a party means such party's actual knowledge after inquiry of officers, directors and other employees of such party and its subsidiaries, if any, reasonably believed to have knowledge of the relevant matters. Any reference in this Agreement to an agreement being "ENFORCEABLE" shall be deemed to be qualified to the extent such enforceability is subject to (A) laws of general application relating to bankruptcy, insolvency, moratorium, fraudulent conveyance and the relief of debtors and (B) the availability of specific performance, injunctive relief and other equitable remedies.

               Target represents and warrants to Acquiror and Merger Sub that the statements contained in this Article II are true and correct, except as set forth in the Disclosure Schedule delivered by Target to Acquiror immediately prior to the execution and delivery of this Agreement (the "TARGET DISCLOSURE SCHEDULE"). The Target Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered Sections contained in this Article II and the disclosure in any Section shall qualify only the corresponding Section in
Article II, unless it is reasonably apparent that the disclosure in one section should apply to one or more other sections.

        2.1    ORGANIZATION, STANDING AND POWER

               Target is a corporation duly organized and validly existing under the laws of the State of Washington and has full corporate power and authority
(i) to conduct its business as presently conducted and as proposed to be conducted, (ii) to enter into this Agreement and (iii) to carry out the transactions contemplated by this Agreement. Target is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualifications necessary or where the failure to qualify would have a Material Adverse Effect. Target has furnished to Acquiror true and complete copies of its Articles of Incorporation, as amended ("TARGET ARTICLES OF INCORPORATION") and Bylaws, as amended ("TARGET BYLAWS") each currently in effect and said copies are due, correct and complete, and contain all amendments through the date hereof. Target is not in violation of any of the provisions of Target Articles of Incorporation or Target Bylaws. Target has no subsidiaries. Target does not own, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

        2.2    CAPITAL STRUCTURE

               (a) As of the Execution Date, the authorized capital stock of Target consists of 70,000,000 shares of Target Common Stock, of which 480,230 shares are issued and outstanding, and 54,279,877 shares of preferred stock, par value $0.01 per share ("TARGET PREFERRED STOCK"), of which 5,000,000 shares have been designated Series A Preferred Stock, all of which shares are issued and outstanding; 13,000,000 shares have been designated Series X Junior Preferred Stock, of which 11,150,732 shares are issued and outstanding; 7,000,000 shares have been designated Series B Preferred Stock, of which 6,389,229 shares are issued and outstanding; 12,500,000 shares have been designated Series C Preferred Stock, of which 9,506,431 shares are issued and outstanding; 546,110 shares have been designated Series D Preferred Stock, all of which shares are issued and outstanding; and 16,233,767 shares have been designated Series E Preferred Stock, of which 6,507,274 are issued and outstanding. All of the issued and outstanding shares of Target Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Section 2.2 of the Target Disclosure Schedule, (a) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire from Target any shares of capital stock of Target is authorized, reserved or outstanding, (b) Target has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of Target, (c) Target has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof and (d) no other shares of capital stock of the Target are issued and outstanding. All of the issued and outstanding securities of Target, including those offered pursuant to the Target Stock Option Plans or the Target Warrants, have been offered, issued and sold by Target in compliance with applicable federal and state securities laws.

               (b) Section 2.2(b) of the Target Disclosure Schedule contains a true and complete list of all issued and outstanding Warrants to purchase or acquire from Target any shares of capital stock of Target as of the date hereof.
Schedule 2.2(b) sets forth (i) the name and address of each warrant holder; (ii) the manner in which each warrant terminates; and (iii) the number of shares and class of capital stock of Target into which each warrant is exercisable. True and complete copies of all agreements and instruments relating to or issued under the Target Stock Plans and the Warrants have been made available to Acquiror, and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms made available to Acquiror.

        2.3    AUTHORITY; NO CONFLICT

               (a) The execution, delivery and performance by Target of this Agreement and the Articles of Merger, and the consummation by Target of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Target and its shareholders, subject only to the approval of the Merger by Target's shareholders. This Agreement has been duly executed and delivered by Target and constitutes a valid and binding obligation of Target enforceable against Target in accordance with its terms. The Articles of Merger upon execution will constitute a valid and binding obligation of Target enforceable against Target in accordance with its terms.

               (b) The execution, delivery and performance of this Agreement by Target does not, and the consummation of the transactions contemplated hereby on the part of Target will not, (i) conflict with, or result in any violation of, or breach of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require a waiver or consent under (x) the Target Articles of Incorporation or Target Bylaws, (y) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, or license to which Target is subject, or (z) any judgment, order, decree, statute, law, judgment, injunction, order, decree, ordinance, rule or regulation applicable to Target or its properties or assets, other than in each case any such conflicts, violations, breaches or defaults which would not impair the ability of Target to consummate the Merger and which would not have a Material Adverse Effect on Target, or (ii) conflict with or result in a breach or violation of, or constitute a default under, or result in a contractual right to cause the termination or cancellation or loss of a material benefit under, or right to accelerate, any agreement, contract or other instrument binding upon the Target or any license, franchise, permit or other similar authorization held by the Target which conflict, breach, violation or default would, individually or in the aggregate, have a Material Adverse Effect on Target.

               (c) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any court, administrative agency or commission or other federal, state, county, municipal, domestic or foreign governmental or regulatory authority or instrumentality ("GOVERNMENTAL ENTITY" or "GOVERNMENTAL ENTITIES") is required on the part of Target in connection with the execution and delivery of this Agreement or the consummation of the other transactions contemplated by this Agreement, except for (i) the filing of the Articles of Merger, (ii) compliance with any applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or "blue sky" laws and the securities laws of any foreign country; (iv) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"); and (v) such other consents, approvals, orders or authorizations which if not obtained or made would not have a Material Adverse Effect, individually or in the aggregate, on Target or impair its ability to consummate the Merger.

               (d) The terms of the Target Stock Plans and the underlying Common Options, and the terms of the Target Warrants, permit the assumption thereof by Acquiror or the substitution of options or warrants, as the case may be, to purchase Acquiror Common Stock as provided in this Agreement, without the consent or approval of the holders of such options or warrants, the Target shareholders or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such options or warrants.

        2.4    FINANCIAL STATEMENTS

               Target has delivered to Acquiror its audited financial statements (balance sheet, statement of operations and statement of cash flow) on a consolidated basis as at, and for the fiscal years ended December 31, 1997, 1998 and 1999 (the "AUDITED FINANCIAL STATEMENTS") and its unaudited financial statements (balance sheet (the "TARGET BALANCE SHEET"), statement of operations and statement of cash flow) on a consolidated basis as at and for the nine-month period ended September 30, 2000 (the "UNAUDITED FINANCIAL STATEMENTS") (collectively, the AUDITED FINANCIAL STATEMENTS and the UNAUDITED FINANCIAL STATEMENTS, the "TARGET FINANCIAL STATEMENTS"). The Target Financial Statements are complete and correct in all material respects as of their respective dates, and were prepared in accordance with generally accepted accounting principles ("GAAP") (except that the Unaudited Financial Statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other (except as may be indicated in the notes thereto). The Target Financial Statements fairly present in all material respects the consolidated financial condition and operating results of Target as of the dates, and for the periods, indicated therein, provided, however, that in the case of the Unaudited Financial Statements, subject to normal year-end audit adjustment. Target maintains and will continue to maintain prior to the Effective Time a standard system of accounting established and administered in accordance with GAAP. There has been no change in Target's accounting policies except as described in the notes to the Target Financial Statements. No financial statements of any other person or entity are required by GAAP to be consolidated with those of the Target.

        2.5    DISCLOSURE DOCUMENTS

               None of the written information supplied or to be supplied by Target expressly for inclusion in and that is actually included in the Registration Statement (as defined in Section 5.4), will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

        2.6    ABSENCE OF CERTAIN CHANGES; LIABILITIES

               (a) Since September 30, 2000 (the "TARGET BALANCE SHEET DATE"), Target has conducted its business in the ordinary course consistent with past practice and there has not occurred: (a) any change, event, condition or development of a state of circumstances or facts (whether or not covered by insurance) that has resulted in, or would result in, a Material Adverse Effect on Target; (b) any acquisition, sale or transfer of any material asset of Target other than in the ordinary course of business and consistent with past practice (including transfers of Target Intellectual Property (as defined in Section 2.11) on a non-exclusive basis to Target's customers, distributors or other licensees in the ordinary course of business and consistent with past practice);
(c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its assets; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the capital stock Target, or any direct or indirect redemption, purchase or other acquisition by Target of any of its capital stock; (e) any reduction in the amounts of coverage provided by existing casualty and liability insurance policies with respect to the business or properties of Target; (f) any repurchase, redemption or other acquisition by Target of any outstanding shares of capital stock or other securities of or other ownership interests in the

Target; (g) any amendment or termination of, or default under, any contract to which Target is a party or by which it is bound which would reasonably be expected to have a Material Adverse Effect on Target; (h) any amendment or change to the Target Articles of Incorporation or Target Bylaws; (i) any (x) grant of any severance or termination pay to any director, officer, or employee of the Target, (y) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Target (z) increase in or modification of the compensation or benefits payable by Target under any of its existing severance or termination pay policies or employment agreements to any of its consultants, independent contractors, directors, officers or employees (except for annual increases not in excess of amounts established by its regular past practices); (i) any contracts, agreement, extension of credit, business arrangement or other relationship of any kind with any of the following persons
(i) any officer or director of Target; (ii) any shareholder owning five (5) percent or more of the outstanding capital stock of Target; or (iii) any "affiliate" or "associate" (as such terms are defined in SEC Rule 405 of the Securities Act (an "AFFILIATE(S)") of the foregoing person or any business in which any of the foregoing person is an officer, director, employee, or five (5) percent or greater equity holder; or (j) any agreement by Target to do any of the things described in the preceding clauses (a) through (j) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

               (b) Target has no Liabilities (as defined herein below) of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately reserved for in the Target Balance Sheet, (b) those not required to be set forth or adequately reserved for in the Target Balance Sheet under GAAP, (c) those incurred in the ordinary course of business since the date of the Target Balance Sheet which are consistent with past practice, and (d) those incurred in connection with the execution of this Agreement. "LIABILITIES" or "LIABILITY" mean any direct or indirect indebtedness, liability, assessment, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any liability under any guaranties, letter of credit, performance credits or with respect to insurance loss accruals).

        2.7    ACCOUNTS RECEIVABLE

               The accounts receivable reflected in the Target Financial Statements arose in the ordinary course of business and consistent with past practice and represent valid receivables not subject to defense, offsets, returns, set off, counter claim, allowances or credits of any kind, and are current and collectible (subject to the reserve for bad debt set forth in the Target Financial Statements), represent bona fide claims against debtors for sales or services performed or other charges, and all goods sold or services performed that gave rise to such accounts were delivered or performed in all material respects in accordance with applicable orders, contracts or customer requirements. Allowances for doubtful accounts and returns have been prepared in accordance with GAAP consistent with the past practices of Target. The accounts receivable of Target arising after the Target Balance Sheet Date and prior to the date hereof arose in the ordinary course of business and consistent with past practice. No agreement for deduction or discount has been made with respect to any accounts receivable.

        2.8    LITIGATION

               There is no private or Governmental Entity action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or , to Target's knowledge, threatened against Target or any of its properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Target. Further, there are no material actions, suits, proceedings, claims, arbitrations or investigations initiated by Target or that Target intends to initiate. Target is not aware of any fact or condition now existing that may give rise to any action, suit, proceeding, claim, arbitration or investigation against Target or any of its properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Target. There is no judgment, decree or order against Target or, to the knowledge of Target, any of its directors or officers (in their capacities as such), that will prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement.

        2.9    RESTRICTIONS ON BUSINESS ACTIVITIES

               There is no agreement, judgment, injunction, order or decree binding upon Target which would reasonably be expected to have the effect of prohibiting or impairing in any material respect any current business practice of Target, any acquisition of property by Target or the conduct of business by Target as currently conducted by Target.

        2.10   TITLE TO PROPERTY; ABSENCE OF LIENS

               Target has good and valid title to all of its properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business and consistent with past practice), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all Liens of any kind or character, except (a) the Lien of current taxes not yet due and payable, (b) such imperfections of title and Liens as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, and (c) Liens securing debt which is reflected on the Target Balance Sheet. The real properties, structures, buildings, equipment, and the tangible personal property owned, operated, or leased by Target are (x) in good repair, order, and condition, except for depletion, depreciation, and ordinary wear and tear, (y) suitable for the uses for which they were intended, and (z) free from any known structural defects. There are no conditions of record, or other impediments which materially interfere with the intended uses by Target of the real property or tangible personal property owned or leased by it. Target has not received any notice of any violation of any applicable law, building code, zoning ordinance, or other similar law. All properties used in the operations of Target are reflected in the Target Balance Sheet to the extent GAAP requires the same to be reflected. Section 2.10 of the Target Disclosure Schedule identifies each parcel of real property owned or leased by Target.

        2.11   INTELLECTUAL PROPERTY

               Target owns or is licensed for, and in any event possesses sufficient and legally enforceable rights with respect to, all Intellectual Property (as hereinafter defined) that is used, exercised or exploited in, or that may be necessary for its business as currently conducted or as proposed to be conducted ("TARGET INTELLECTUAL PROPERTY," which term will also include all other Intellectual Property necessary for its business owned by or licensed to Target now or in the past) without any conflict with or infringement or misappropriation of any rights or property of others ("INFRINGEMENT"). Target represents that it is not infringing on the trademark, service mark or trade name and any third party, whether or not Target, is aware of such infringement. Such ownership, licenses and rights are exclusive except (i) with respect to Inventions (as hereinafter defined) in the public domain, or (ii) with respect to standard, generally commercially available, "off-the-shelf" third party products that are not part of any current or proposed product, service or Intellectual Property offering of Target. Section 2.11 of the Target Disclosure Schedule sets forth a true and complete list of all Target Intellectual Property. With respect to Target Intellectual Property developed by Target, there are no agreements, arrangements, claims or any other rights of any character entitling any entity other than the Acquiror to any interests in the Target Intellectual Property.

               No Target Intellectual Property (excluding Intellectual Property licensed to Target only on a nonexclusive basis) was conceived or developed directly or indirectly with or pursuant to funding with or from a Governmental Entity or in connection with a Governmental Entity contract. "INTELLECTUAL PROPERTY" means: (A) inventions (whether or not patentable); trade names, trademarks, service marks, logos and other designations (collectively, "MARKS"); works of authorship; mask works; data; technology, know-how, trade secrets, ideas and information; designs; formulas; algorithms; processes; schematics; computer software (in source code and/or object code form); and all other intellectual and industrial property of any sort (collectively, "INVENTIONS") and (B) patent rights; Mark rights; copyrights; mask work rights; sui generis database rights; trade secret rights; rights to domain names, moral rights; and all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations, issuances and the like with respect thereto (collectively, "IP RIGHTS"). All copyrightable matter within Target Intellectual Property has been created by persons who were employees or contractors of Target at the time of creation and no third party has or will have "moral rights" or rights to terminate any assignment or license with respect thereto. Target has not received any written or verbal communication alleging that Target has been or may be (whether in its current or proposed business or otherwise) engaged in, liable for or contributing to any Infringement, nor does Target have knowledge that any such communication will be forthcoming.

               (a) To the extent included in Target Intellectual Property (but excluding Intellectual Property licensed to Target only on a nonexclusive basis), Section 2.11 of the Target Disclosure Schedule lists (by name, number, jurisdiction, owner and, where applicable, the name and address of each inventor) all patents and patent applications; all registered and unregistered Marks; and all registered and, if material, unregistered copyrights and mask works; all Internet domain names; and all other issuances, registrations, applications and the like with respect to those or any other IP Right. Except for natural termination or termination at the end of the full possible term, including extensions and renewals, and prospective failures to obtain allowable subject matter for patent applications from applicable patent examining authorities, no cancellation, termination, expiration or abandonment of any of the foregoing is anticipated by Target, except as indicated in Section
2.11 of the Target Disclosure Schedule. Except for Intellectual Property licensed to Target from a third party, Target represents that none of its present or contemplated business activities, including but not limited to manufacture, use, sale, offering for sale and importation of products and methods; creation, reproduction, display and dissemination of works of authorship; and use of any of the Marks on or in connection with Target or Target's goods or services, infringes any third party intellectual property right other than a patent right; that such present or contemplated business activities do not, to Target's knowledge, infringe any third party patent right; and that to Target's knowledge, matter which has been obtained from any third party by license does not infringe any third party intellectual property right.

               (b) There is, to the knowledge of Target, no unauthorized use, exercise, exploitation, disclosure, infringement or misappropriation of any Target Intellectual Property (excluding any such activity with respect to third party Intellectual Property outside the scope of any exclusivity granted to Target) by any third party, including, without limitation, any employee or former employee of Target.

               (c) Target has taken necessary and appropriate steps to protect and preserve the confidentiality of all Target Intellectual Property with respect to which Target has exclusivity and wishes to maintain confidentiality and that is not otherwise disclosed in published patents or patent applications or registered copyrights (collectively, the "TARGET CONFIDENTIAL INFORMATION"). All use by and disclosure to employees or others of Target Confidential Information has been pursuant to the terms of valid and binding written confidentiality and nonuse/restricted-use agreements. Target has not disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow holder or other person any part of any source code.

               (d) Each current and former employee and contractor of Target who is or was involved in, or who has contributed to, the creation or development of any Target Intellectual Property (other than third-party Intellectual Property licensed to Target) has executed and delivered and is in compliance with an enforceable agreement in substantially the form of Target's standard Proprietary Information and Inventions Agreements (which agreement provides valid written assignments of all title and rights to any Target Intellectual Property conceived or developed thereunder, or otherwise in connection with his or her consulting or employment).

               (e) Target has not in the past and is not currently using, exercising or exploiting, and it will not be necessary to use, exercise or exploit (i) any Inventions of any of its past or present employees or contractors (or people currently intended to be hired) made prior to or outside the scope of their employment by Target or (ii) any confidential information or trade secrets of any former employer of any such person.

               (f) To Target's knowledge, there are not currently any actions that must be taken by Target within 60 days following the Closing Date that, if not taken, would result in the loss of any Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to U.S. Patent and Trademark Office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Intellectual Property.

        2.12   ENVIRONMENTAL MATTERS

               (a)    The following terms shall be defined as follows:

                      (i) "ENVIRONMENTAL AND SAFETY LAWS" shall mean any federal, state, local or foreign laws, ordinances, codes, regulations, rules and orders relating to the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which relate to the health and safety of employees, workers or other persons, including the public, as in effect on the date hereof.

                      (ii) "HAZARDOUS MATERIALS" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, such substances, materials, wastes, pollutants defined in or regulated under any Environmental and Safety Laws.

                      (iii) "PROPERTY" shall mean all real property leased or owned by Target either currently or in the past.

                      (iv) "FACILITIES" shall mean all buildings and improvements on the Property of Target.

               (b) Target represents and warrants as follows: (i) no methylene chloride or asbestos is contained in or has been used at or released from the Facilities by Target or to Target's knowledge, by a third party; (ii) all Hazardous Materials and wastes have been used, handled and disposed of by Target, or to Target's knowledge, by any third party with whom Target has contracted with to dispose of such Hazardous Materials, in material compliance with all Environmental and Safety Laws; (iii) Target has received no written notice of any noncompliance of the Facilities or of its past or present operations with Environmental and Safety Laws (except for such matters which have been resolved without material liability to Target); (iv) no notices, administrative actions or suits are pending or, to Target's knowledge, threatened relating to a violation of any Environmental and Safety Laws by Target; (v) Target has not received written notice that it is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or analogous state statute or any similar foreign law or regulation requiring assessment or clean up, (vi) there have not been in the past, and are not now, as a result of any action by Target, or to Target's knowledge, any action by a third party, any Hazardous Materials on, under or migrating from the Facilities or Property, for which Target could reasonably be expected to have a material liability; (vii) to Target's knowledge, there have not been in the past, and are not now, any underground tanks at, on or under the Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells; (viii) to Target's knowledge, there are no polychlorinated biphenyls ("PCBS") deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (ix) to Target's knowledge, there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) Target's, and to Target's knowledge, any third party's, activities at the Facilities have at all times been in material compliance with all Environmental and Safety Laws; (xi) Target has all the permits and licenses required to be issued for its operations and is in full compliance with the terms and conditions of those permits, except where the failure to have such permits and licenses or to be in compliance therewith would not have a Material Adverse Effect on Target; and (xii) all written environmental assessments known to Target of Target's current or past Properties or Facilities have been provided to Acquiror.

        2.13   TAXES

               Target and any consolidated, combined, unitary or aggregate group (and all members thereof) for Tax purposes of which Target is or has been a member, have properly completed and timely filed with all appropriate Governmental Entities, all Tax Returns, estimates and reports required to be filed by them and have paid all Taxes shown thereon to be due or which otherwise are or have become due and payable prior to the date hereof. The accruals and reserves reflected in the Target Financial Statements specified as being with respect to Taxes are adequate to cover all Taxes that are or may become payable or that have accrued as a result of the operations of Target for all periods prior to the date of such Target Financial Statements and that have not been paid as of the date hereof. Target does not have any Liability for unpaid Taxes accruing prior to the date of the Target Balance Sheet (except to the extent adequately provided for by the above-specified accruals and/or reserves) or accruing after the date of the Target Balance Sheet except for Taxes incurred in the ordinary course of business and consistent with past practice subsequent to the date of the Target Balance Sheet. There is (a) no claim for Taxes that is a Lien against the property of Target being asserted against Target other than Liens for Taxes not yet due and payable, (b) except as set forth in Section 2.13 of the Target Disclosure Schedule, no audit of any Tax Return of Target being conducted or, to the knowledge of Target, threatened or contemplated by a Tax Authority and (c) no extension of any statute of limitations on the assessment of any Taxes granted by Target and currently in effect. Target is not nor will it be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger. Target has not filed nor will it file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any state Tax Laws) apply to Target. Target is not a party to any Tax sharing or Tax allocation agreement nor does Target have any Liability or potential Liability to another party under any such agreement. Target has not filed any disclosures under Section 6662 or comparable provisions of state, local or foreign Law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Target has not ever been a member of a consolidated, combined, unitary or aggregate group of which Target was not the ultimate parent corporation. Target is not or has ever been a "United States real property holding corporation" within the meaning of Section 897 of the Code.

               For purposes of this Agreement, the following terms have the following meanings: "TAX" (and, with correlative meaning, "TAXES" and "TAXABLE") means (x) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, Governmental Entity fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "TAX AUTHORITY") responsible for the imposition of any such tax (domestic or foreign), (y) any liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (z) any liability for the payment of any amounts of the type described in (x) or (y) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person. As used herein, "TAX RETURN" shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information returns and reports) required to be filed with respect to Taxes. As used in this Section 2.13, the term "TARGET" means Target and any entity included in, or required under GAAP to be included in, any of the Target Financial Statements.

        2.14   EMPLOYEE BENEFIT PLANS

               (a) Section 2.14 of the Target Disclosure Schedule lists, with respect to Target any trade or business (whether or not incorporated) which is treated as a single employer with Target (an "ERISA AFFILIATE") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) each loan to any non-officer employee, officer or director and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code
Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Target of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Target (together, the "TARGET EMPLOYEE PLANS").

               (b) Target has made available to Acquiror a copy of each of the Target Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any employee communications required by Law relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Target Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Target has also furnished Acquiror with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a).

               (c) (i) None of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Target Employee Plan, which would reasonably be expected to have, in the aggregate, a Material Adverse Effect on Target; (iii) each Target Employee Plan has been administered in all material respects in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and each ERISA Affiliate has performed in all material respects all obligations required to be performed by it under, is not in any material respect in default under or violation of, and has no knowledge of any material default or violation by any other party to, any of the Target Employee Plans; (iv) neither Target nor any ERISA Affiliate are subject to any material Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Target Employee Plans;
(v) all material contributions required to be made by Target and any ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years; (vi) with respect to each Target Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (vii) no Target Employee Plan is covered by, and neither Target nor any ERISA Affiliate has incurred or expects to incur any Liability under Title IV of ERISA or Section 412 of the Code; and (viii) each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without any material Liability to Acquiror (other than ordinary administrative expenses typically incurred in a termination event). With respect to each Target Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Target has prepared in good faith and timely filed all requisite Governmental Entity reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Target is threatened against or with respect to any such Target Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.

               (d) With respect to each Target Employee Plan, Target has complied in all material respects with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder,
(iv) the applicable requirements of the Newborns' and Mothers' Health Protection Act of 1996 and any regulation or guidance issued thereunder, and (v) the Mental Health Parity Act of 1996 and any regulations or guidance issued thereunder.

               (e) There has been no amendment to, written interpretation or announcement (whether or not written) by Target or any ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan which would materially increase the expense of maintaining such plan above the level of expense incurred with respect to that plan for the most recent fiscal year included in Target's Financial Statements.

               (f) Target does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, contributed to, or is or was required to contribute to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to
Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

               (g) Neither Target nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

               (h) Except as set forth in Section 2.14 of the Target Disclosure Schedule, there is no agreement, contract or arrangement to which Target is a party that may result in the payment of any amount that would not be deductible by reason of Section 280G or Section 404 of the Code.

        2.15   EMPLOYEES AND CONSULTANTS

               (a) Target has provided Acquiror with a true and complete list of all persons employed by Target, all persons who perform work for Target pursuant to any agreement(s) between Target and any employment agency, and all independent contractors of Target as of the date hereof and the position and total compensation, including base salary or wages, bonus, commissions, and all other available forms of compensation, payable to each such individual. Section
2.15 of the Target Disclosure Schedule lists all current written or oral employment agreements, independent contractor agreements, consulting agreements or termination or severance agreements to which Target is a party. Any employment, independent contractor or consulting agreement which varies in any material terms from Target's standard form agreement has been provided to Acquiror. This Agreement and the transactions contemplated hereby do not and will not violate any such employment, independent contractor or consulting agreements. Target is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. All individuals performing services for Target as independent contractors (defined as any individual who provides services for Target who is not treated as a common-law employee for purposes of statutory withholdings and/or employment benefits) at any time are properly classified as independent contractors pursuant to all applicable regulations, including but not limited to I.R.S. Revenue Ruling 87-41, 1987-1 C.B. 296. Target has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable in any material respect for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Target is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against Target under any workers compensation plan or policy or for long term disability. There are no claims or controversies pending or, to the knowledge of Target, threatened, between Target and any of its employees, which claims of controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic. Target is not a party to any collective bargaining agreement or other labor union contract nor does Target know of any activities or proceedings of any labor union to organize any such employees. No employees or independent contractors of Target are in violation of any term of any employment contract, patent disclosure agreement, enforceable noncompetition agreement, or any enforceable restrictive covenant to a former employer or customer relating to the right of any such employee or independent contractor to be employed by Target because of the nature of the business conducted or presently proposed to be conducted by Target or to the use of trade secrets or proprietary information of others. No employees or independent contractors of Target have given notice to Target, nor is Target otherwise aware, that any such employee intends to terminate his or her employment with Target.

        (b) Target has complied with all Laws relating to verification of employment eligibility of its employees, including but not limited to, Verification of the Employment eligibility of Target's employees in accordance with Section 274A of the Immigration and Nationality Act, as amended (8 U.S.C.
Section 1324 (a)).

        (c) Except as set forth in Section 2.15 of the Target Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, employee or consultant of Target, (b) increase any benefits otherwise payable by Target or
(c) result in the acceleration of the time of payment or vesting of any such benefits (other than as required under Code Section 411(d)(3)).

        2.16   CUSTOMERS AND SUPPLIERS; PRODUCTS

               As of the date hereof, no customer which individually accounted for more than 5% of Target's gross revenues during the 12-month period preceding the date hereof, and no material supplier of Target during such period, has canceled or otherwise terminated, or made any threat to Target to cancel or otherwise terminate its relationship with Target for any reason including, without limitation the consummation of the transactions contemplated hereby, or has at any time on or after the Target Balance Sheet Date decreased materially its services or supplies to Target in the case of any such supplier, or its usage of the services or products of Target in the case of such customer and all amounts owing from such customers, if not in dispute, have been paid in accordance with their respective terms. Target has not knowingly breached, so as to provide a benefit to Target that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target.

        2.17   MATERIAL CONTRACTS

        Section 2.17 of the Target Disclosure Schedule sets forth a list of all material agreements or commitments ("MATERIAL CONTRACTS") of any nature to which Target is a party or by which it is bound, including without limitation:

               (a) each agreement which requires future expenditures by Target in excess of $50,000 or which might result in payments to Target in excess of $50,000;

               (b) all employment and consulting agreements, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase and similar plans and arrangements, and distributor and sales representative agreements, including all Target Employee Plans;

               (c) each agreement with any shareholder, officer or director of Target, or any Affiliate of such persons, including without limitation any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity;

               (d) any agreement between Target and a third party relating to sharing, licensing, or developing any product, technology or Target Intellectual Property;

               (e) any agreement for the borrowing of money or line of credit, trust indenture, mortgage, promissory note, loan agreement or any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

               (f)    agreements with respect to Liens;

               (g) any material agreement not made in the ordinary course of Target's business;

               (h) any agreement which provides for the restraint or restriction of Target's right to compete with any person in the conduct of its business;

               (i) any confidentiality, secrecy or non disclosure agreement with any party which is currently in effect;

               (j) any distributor, reseller, agency or manufacturer's representative contract;

               (k) any contract to support or maintain Target's products, that expires or may be renewed at the option of any person other than Target so as to expire more than one year after the date of this Agreement;

               (l) any agreement of guarantee, support, assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person;

               (m) any agreement pursuant to which Target has deposited or is required to deposit with an escrow holder or any other person or entity, all or part of the source code (or any algorithm or documentation contained in or relating to any source code) of any Target Intellectual Property;

               (n) any agreement to indemnify, hold harmless or defend any other person with respect to any assertion of personal injury, damage to property or Intellectual Property infringement, misappropriation or violation or warranting the lack thereof, other than indemnification provisions contained in a customary purchase orders/purchase agreements/product licenses arising in the ordinary course of business and consistent with past practice;

               (o)    any employment, consulting and/or agency agreement;

               (p)    any joint venture agreements and shareholder's agreements;

               (q)    any agreement with any labor union;

               (r) any lease of real or personal property with annual rentals in excess of $25,000;

               (s) any contract, extension of credit, business arrangement, or other relationship of any kind with any of the following persons: (a) any officer or director of Target; (b) any shareholder owning five (5%) percent or more of the outstanding capital stock of Target; or (c) any Affiliate of the foregoing persons or any business in which any of the foregoing persons is an officer, director, employee, or five (5%) percent or greater equity owner; and

               (t) any other agreement with any person with whom Target does not deal at arm's length.

               Target has performed all of the obligations required to be performed by it, and is not in default under any Material Contract. Each of the Material Contracts is (as to Target) in full force and effect and there exists no default or event of default or event, occurrence, condition or act, with respect to Target or to Target's knowledge with respect to the other contracting party, or otherwise that, with or without the giving of notice, the lapse of the time or the happening of any other event or conditions, would reasonably be expected to (a) become a default or event of default under any Material Contract, or (b) result in the loss or expiration of any material right or option by Target (or the gain thereof by any third party to the detriment of

Target) under any Material Contract. True, correct and complete copies of all Material Contracts have been delivered to the Acquiror.

        2.18   TARGET 911 BUSINESS REGULATORY COMPLIANCE AND CONTRACTS

               (a) (i) Target has complied with, is in compliance with, and has not received any notices of violation with respect to, any law, judgment, order, decree, directive, consent agreement, memoranda of understanding, permit, concession, grant, franchise, license, and other Governmental Entity authorization or approval applicable to Target's 911 business, contracts and relations (the "TARGET 911 BUSINESS"); and (ii) all permits, concessions, grants, franchises, licenses, and other Governmental Entity authorizations and approvals necessary for the conduct of the Target 911 Business as now conducted or as proposed to be conducted have been duly obtained and are in full force and effect, and there are no proceedings pending or, to Target's knowledge, threatened which may result in the revocation, cancellation, suspension, or materially adverse modification of any thereof, except in the case of (i) or
(ii) where such event would not have a Material Adverse Effect on Target, individually or in the aggregate.

               (b) Each contract entered into by Target with carriers and other entities in its Target 911 Business is set forth on Schedule 2.18(b) of the Target Disclosure Schedule and a true and complete copy of such contracts has been provided to Acquiror.

        2.19   THIRD-PARTY CONSENTS

               (a) Section 2.19(a) of the Target Disclosure Schedule lists all contracts that require a novation or consent to assignment, as the case may be, prior to the Effective Time so that the Surviving Corporation shall be made a party in place of Target or as assignee.

               (b) Section 2.19(b) of the Target Disclosure Schedule sets forth every contract which, if no novation occurs to make Acquiror or the Surviving Corporation a party thereto or if no consent to assignment is obtained, would have a Material Adverse Effect on Acquiror's or the Surviving Corporation's ability to operate the business in the same manner as the business was operated by Target prior to the Effective Time.

        2.20   INSURANCE

               Section 2.20 of the Target Disclosure Schedule lists all policies of insurance and bonds, and the respective amounts of such policies and bond, carried by Target. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies, and no such policies (or any other policies) are subject to any retroactive premium or rate adjustments or self insurance provisions.

        2.21   COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS

               Target has complied with, is in compliance with, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law, statutes, ordinance, rule, regulation (collectively, "LAW(s)") judgment, order, decree, directive, consent agreement, memoranda of understanding, permit, concession, grant, franchise, license, and other Governmental Entity authorizations or approvals applicable to it, or any of its properties, except for such violations or failure to comply as will not, individually or in the aggregate, have a Material Adverse Effect on Target; and
(ii) all permits, concessions, grants, franchises, licenses, and other Governmental Entity authorizations and approvals necessary for the conduct of the business Target's as now conducted or as proposed to be conducted (collectively, the "TARGET AUTHORIZATIONS") have been duly obtained and are in full force and effect except where the failure to obtain or have any such Target Authorizations would have a Material Adverse Effect on Target, and there are no proceedings pending or, to Target's knowledge, threatened which may result in the revocation, cancellation, suspension, or materially adverse modification of any thereof.

        2.22   BROKERS' AND FINDERS' FEES

               Except as expressly provided in the letter agreement dated July 14, 2000, between Target and Broadview International, LLC, a true and complete copy of which has been furnished to Acquiror, no agent, broker, investment banker, person or firm acting directly or indirectly on behalf of Target or under the authority of Target is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

        2.23   TARGET AGREEMENTS

               As of the date hereof, each of the Target Principal Shareholders identified in Section 2.23 of the Target Disclosure Schedules have executed and delivered to the Acquiror a Voting Agreement in the form attached hereto as Exhibit A.

        2.24   BOARD APPROVAL; SHAREHOLDER APPROVAL REQUIRED

               (a)    The Board of Directors of Target has unanimously:

                      (i) approved this Agreement and the Merger;

                      (ii) determined that in its opinion the Merger is advisable and in the best interests of the shareholders of Target; and

                      (iii) recommended that the shareholders of Target approve this Agreement and the Merger.

               (b) The following affirmative vote of the holders of the shares of Target Capital Stock outstanding on the record date set for the determination of shareholders entitled to vote on or consent to the Merger is necessary to approve this Agreement and the Merger:

                      (i) the affirmative vote of a majority of the shares of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock (collectively, the "PREFERRED STOCK"), voting as a separate class; and

                      (ii) the affirmative vote of a majority of the shares of the Preferred Stock, (on an as converted basis), the Series X Preferred (on an as converted basis) and the Common Stock, voting as a single class.

        2.25   MINUTE BOOKS

               The minute books of Target made available to Acquiror contain an accurate summary of all resolutions adopted and all other material actions taken at all meetings of directors and shareholders and all actions by written consent since the time of incorporation of Target through the date of this Agreement.

        2.26   EXPORT CONTROL LAWS AND FOREIGN CORRUPT PRACTICES ACT

               (a) Target (i) does not export any products or services, and (ii) has not participated in any export transactions that would subject Target to any provisions of the United States export control laws and regulations.

               (b) Target and its employees are in compliance with the U.S. Foreign Corrupt Practices Act, as amended, including without limitation, the books and records provisions thereof.

        2.27   REPRESENTATIONS COMPLETE

               None of the representations or warranties made by Target herein or in any Schedule hereto, including the Target Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

        2.28   REGISTRATION RIGHTS

               Except as set forth in Section 2.28 of the Disclosure Schedule, there is no agreement of Target to register under the Securities Act any shares of Target capital stock or any shares of Target capital stock issuable upon the exercise of Common Options, except pursuant to agreements that will be terminated or that will terminate pursuant to their terms at or prior to the Closing.

        2.29   BENEFICIAL OWNERSHIP OF ACQUIROR STOCK

               As of the date hereof, neither Target, nor to Target's knowledge, any of the Target Principal Shareholders, beneficially own any shares of Acquiror Common Stock or have any option, warrant, or right of any kind to acquire the beneficial ownership of any Acquiror Common Stock, except pursuant to the terms of this Agreement.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

               Acquiror and Merger Sub represent and warrant to Target that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by Acquiror to Target immediately prior to the execution and delivery of this Agreement (the "ACQUIROR DISCLOSURE SCHEDULE"). The Acquiror Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered Sections contained in this Article III, and the disclosure in any Section shall qualify only the corresponding Section in this
Article III unless it is reasonably apparent that the disclosure in one Section should apply to one or more other Sections.

       3.1     ORGANIZATION, STANDING AND POWER

               Each of Acquiror and its subsidiaries, including Merger Sub, is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror. Acquiror has delivered a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of Acquiror and Merger Sub, each as amended to date, to Target. Neither Acquiror nor Merger Sub is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents.

       3.2     CAPITAL STRUCTURE

               The authorized capital stock of Acquiror consists of 225,000,000 shares of Acquiror Common Stock and 75,000,000 shares of Class B common stock, par value $0.01 per share. As of September 30, 2000, there were issued and outstanding 13,632,585 shares of Acquiror Common Stock and 10,787,671 shares of Class B common stock. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are issued and outstanding and held by Acquiror. All outstanding shares of Acquiror and Merger Sub have been duly authorized, validly issued, fully paid and are nonassessable and free of any Liens other than any Liens created by or imposed upon the holders thereof. All of the issued and outstanding securities of Acquiror have been offered, issued and sold by Acquiror in compliance with applicable federal and state securities laws. The shares of Acquiror Common Stock to be issued pursuant to the Merger will be, upon issuance, duly authorized, validly issued, fully paid and nonassessable, and no stockholder of Acquiror will have any preemptive right of subscription or purchase in respect thereof. The Acquiror has reserved sufficient shares of Acquiror Common Stock for issuance pursuant to the Merger.

        3.3     AUTHORITY

               (a) Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub, and, subject to the provisions of Section 5.14, no approval by the shareholders of Acquiror is required. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub enforceable against Acquiror and Merger Sub in accordance with its terms.

               (b) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (a) any provision of the Articles of Incorporation or Bylaws of Acquiror or Merger Sub, as amended, or (b) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or any of its subsidiaries or their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of clause (b) would not, individually, or in the aggregate, have a Material Adverse Effect on Acquiror.

               (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required on the part of Acquiror or Merger Sub in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the Merger and the other transactions contemplated hereby, except for (u) the filing of the Articles of Merger, (v) any filings as may be required under applicable federal and state securities laws, (w) the filing with the NASDAQ National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Capital Stock in the Merger and upon exercise of the Common Options, Target Warrants and New Options assumed by Acquiror, (x) such filings as may be required under HSR, and (y) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Acquiror and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

       3.4     SEC DOCUMENTS; FINANCIAL STATEMENTS

               As of their respective filing dates, each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), and other filing filed with the SEC by Acquiror since June 30, 2000 (collectively, the "ACQUIROR SEC DOCUMENTS") complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934 (the "EXCHANGE ACT") and the Securities Act, and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Document. The financial statements of Acquiror, included in the Acquiror SEC Documents (the "ACQUIROR FINANCIAL STATEMENTS") were complete and correct in all material respects as of their respective dates, and were prepared in accordance with GAAP (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other (except as may be indicated in the notes thereto). The Acquiror Financial Statements fairly present in all material respects the consolidated financial condition and operating results of Acquiror as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Acquiror maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. The Acquiror Financial Statements complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates. There has been no change in Acquiror's accounting policies except as described in the notes to the Acquiror Financial Statements.

       3.5     DISCLOSURE DOCUMENTS

               None of the written information supplied or to be supplied by Acquiror and Merger Sub for inclusion in and that is actually included in the Registration Statement (as defined in Section 5.4), will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

       3.6     ABSENCE OF CERTAIN CHANGES

               Since the Acquiror's September 30, 2000 quarterly report on Form 10-Q, Acquiror has conducted its business in the ordinary course consistent with past practice and there has not occurred (a) any change, event, condition or development of a state of circumstances or facts (whether or not covered by insurance) that has resulted in, or would result in, a Material Adverse Effect on Acquiror; (b) any material change in accounting methods or practices by Acquiror (unless required by GAAP) or any revaluation by Acquiror of any of its assets; (c) any declaration, setting aside, or payment of a dividend or other distribution with respect to the capital stock of Acquiror, or any direct or indirect redemption, purchase or other acquisition by Acquiror of any of its capital stock; (d) any amendment or termination of, or default under, any contract to which Target is a party or by which it is bound which would reasonably be expected to have a Material Adverse Effect on Acquiror.

       3.7     BROKERS' AND FINDERS' FEES

               Except as expressly provided in the letter agreement dated November 9, 2000, between Acquiror and Chase Securities, Inc., no agent, broker, investment banker, person or firm acting directly or indirectly on behalf of Acquiror or under the authority of Acquiror is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

       3.8     REPRESENTATIONS COMPLETE

               None of the representations, warranties or statements made by Acquiror herein or in any Schedule hereto, including the Acquiror Disclosure Schedule, or certificate furnished by Acquiror pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

       3.9     LITIGATION

               There is no private or Governmental Entity action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or , to Acquiror's knowledge, threatened against Acquiror or any of its properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiror. Further, there are no material actions, suits, proceedings, claims, arbitrations or investigations initiated by Acquiror or that Acquiror intends to initiate. Acquiror is not aware of any fact or condition now existing that may give rise to any action, suit, proceeding, claim, arbitration or investigation against Acquiror or any of its properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiror. There is no judgment, decree or order against Acquiror or, to the knowledge of Acquiror, any of its directors or officers (in their capacities as such), that will prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement.

       3.10    TAX MATTERS

               Neither Acquiror nor any of its subsidiaries nor, to the knowledge of Acquiror, any of their respective affiliates or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from constituting a transaction under Section 368(a) of the Code.



                                   ARTICLE IV

                              COVENANTS OF TARGET

               Except as otherwise consented to in writing by Acquiror after the date of this Agreement, Target covenants to and agrees with Acquiror and Merger Sub as follows:

       4.1     INFORMATION

               (a) Target shall, upon reasonable notice, give to Acquiror and to its officers, accountants, counsel, financial advisors, and other representatives, reasonable access during Target's normal business hours throughout the period prior to the Effective Date to all of their properties, books, contracts, commitments, and shareholder lists and records. Target will, at its own expense, furnish Acquiror during such period with all such information concerning their affairs as Acquiror may reasonably request, including information for use in determining if the conditions of Article VI have been satisfied, information necessary to prepare the regulatory filings or applications to be filed with Governmental Entities to obtain the approvals referred to in Section 4.2, and information for use in any other necessary filings to be made with appropriate Governmental Entities. No information or knowledge obtained in any investigation pursuant to this Section 4.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

               (b) Target acknowledges that information received by it concerning Acquiror and its operations is subject to the Mutual Non-Disclosure Agreement dated September 6, 2000 between Acquiror and Target (the "CONFIDENTIALITY AGREEMENT").

       4.2     REGULATORY APPROVALS; CONSENTS

               (a) Target will, as promptly as practicable, make any filings necessary to obtain all regulatory approvals of the transactions contemplated by this Agreement, including filings required for HSR approval, and will use all commercially reasonable efforts to secure favorable action on such filings and applications, including without limitation efforts to pursue an appeal of a denial of a regulatory approval.

               (b) Target will use commercially reasonable efforts to obtain any consents, approvals, or waivers from third parties required to be obtained by Target in connection with the transactions contemplated hereunder, including such consents and approvals identified pursuant to Section 2.19 hereof.

       4.3     CONDUCT OF BUSINESS

               After the date of this Agreement and pending the Effective Date, Target shall not do, cause or permit any of the following, without the prior written consent of Acquiror: (a) effect any change, supplement or amendment in its articles of incorporation or bylaws; (b) except with respect to Target stock options, warrants or other convertible or exercisable securities outstanding on the date of this Agreement which are or may become subject to exercise according to their terms as existing on the date of this Agreement, change its authorized, issued, or outstanding capital stock or issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities; provided, however, Target may issue options for shares of Target's Common Stock, in an aggregated amount not to exceed 250,000, for the sole purpose of hiring new employees, under the Target Stock Plans in individual award amounts and on terms consistent with prior practices (the "NEW OPTIONS"); (c) declare or pay any cash or other dividends in respect of any shares of its capital stock; (d) increase employee compensation or benefit levels (except for annual increases not in excess of amounts established by its regular past practices), establish or make any increase in any employment, compensation, bonus, pension, option, incentive or deferred compensation, retirement, death, profit sharing, or similar agreements or benefits of any of its past, present, or future officers or employees, or modify the existing employment agreements with any officers or employees; (e) make any change in any of its accounting policies or practices unless required by GAAP; (f) incur or commit to incur any indebtedness for borrowed money in excess of $25,000 or guarantee any such indebtedness in excess of $25,000 or issue or sell any debt securities or guarantee any debt securities of others; (g) obligate itself to make or undertake to make any capital expenditure in excess of $25,000 in the aggregate; (h) enter into any material contract, agreement, license or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, agreements or licenses; (i) transfer to or license any person or entity or otherwise extend, amend or modify any rights to Target Intellectual Property; (j) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable; (k) sell, lease, license or otherwise dispose of or encumber any of Target's properties or assets (other than sales of assets in the ordinary course of business consistent with past practice); (l) terminate or waive any right which would have a Material Adverse Effect on Target; (m) commence a lawsuit or arbitration proceeding other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable asset of its business, provided that it consults with Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement; (n) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material amount of assets; (o) make any Tax election, change any Tax election, adopt any Tax accounting method, change any Tax accounting method, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment; (p) accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans; (q) enter into or amend any agreements pursuant to which any other party is granted exclusive marketing, manufacturing or other exclusive rights of any type or scope with respect to any of Target's products or technology; (r) pay, discharge or satisfy in an amount in excess of $25,000 in any one case or $50,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) arising in the ordinary course of business and consistent with past practice and (ii) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements; (s) take or agree in writing or otherwise to take, any of the actions described in above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder, and (u) engage in any related party transactions.

               Furthermore, pending the Effective Date, Target shall (a) conduct its business only in the ordinary course and use commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time, (b) continue in effect the present method of conducting its business, (c) give all notices and other information required to be given to the employees of Target, any collective bargaining unit representing any group of employees of Target, and any applicable Government Entity under the National Labor Relations Act, the Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement, and (d) consult with Acquiror as to making decisions or actions in material matters other than those in the ordinary course of business.

        4.4     APPROVAL OF SHAREHOLDERS OF TARGET; DOCUMENT PREPARATION

               (a) Target will duly call and convene a meeting of its shareholders to act upon the transactions contemplated hereby as soon as practicable after the Registration Statement referred to in Section 5.4 has been declared effective and is available for distribution to its Shareholders, or, in lieu thereof, will take any necessary steps to seek such shareholder approval through a consent solicitation in conformity with applicable law. Target and its Board of Directors will recommend approval of this Agreement and the Merger to its shareholders, and will use commercially reasonable efforts to obtain a favorable vote thereon. The calling and holding of such meeting or the use of such a consent solicitation and all notices, transactions, documents, and information related thereto will be in material compliance with all applicable laws.

               (b) Target shall furnish Acquiror with such information concerning Target as is necessary to comply with Section 5.4. Target agrees promptly to advise Acquiror if at any time prior to the Target shareholders' meeting or completion of such consent solicitation, any information provided by Target becomes incorrect or incomplete in any material respect and to provide Acquiror with the information needed to correct such inaccuracy or omission.

               (c) If appropriate, Target shall promptly furnish Acquiror with such information regarding the Target shareholders as Acquiror requires to enable it to determine what filings are required under applicable state securities laws. Target authorizes Acquiror to utilize in such filings the information concerning Target provided to Acquiror.

       4.5     CURRENT INFORMATION; ADVICE OF CHANGES

               Between the date of this Agreement and the Effective Time, Target shall promptly advise Acquiror, by written update to the Target Disclosure Schedule, of (a) the occurrence or non-occurrence of any event which would be likely to cause any condition to the obligations of Acquiror to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (b) the failure of Target to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of Acquiror to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. The delivery of any notice pursuant to this
Section 4.5 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to Acquiror.

        4.6     NO SOLICITATION OF OTHER OFFERS

               (a) From and after the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, Target agrees that neither it nor any of its officers, directors, or employees shall, and Target shall direct and use commercially reasonable efforts to cause its agents and representatives (including, without limitation, any investment banker, attorney, or accountant retained by them) not to, directly or indirectly, take any action to solicit or initiate any inquiries or the making of any offer or proposal (including without limitation any proposal to shareholders of Target) with respect to a merger, consolidation, business combination, liquidation, reorganization, sale or other disposition of any significant portion of assets, sale of shares of capital stock, or similar transactions involving Target (any such inquiry, offer, or proposal, an "ACQUISITION PROPOSAL"), or, except in the opinion of outside counsel to Target as may be legally required to comply with the duties the Board of Directors of Target under applicable law and upon receipt of confidentiality agreement with terms not materially less favorable to Target than those contained in the Confidentiality Agreement, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal.

               (b) Target, its officers, directors, or employees will immediately cease and cause to be terminated any and all existing discussions, negotiations, exchanges of information and other activities with respect to any Acquisition Proposal. Promptly following the execution and delivery of this Agreement, Target shall (i) inform each of its representatives of the obligations undertaken in this Section 4.6 and (ii) request each person that had heretofore executed a confidentiality or non-disclosure agreement in connection with an Acquisition Proposal to return to Target all confidential information heretofore furnished to such person by or on behalf of it. Target shall promptly notify Acquiror orally and in writing of, and keep it fully and currently informed on, any Acquisition Proposal or any inquiries with respect thereto, such written notification to include the identity of the person making such inquiry or Acquisition Proposal and such other information with respect thereto as is reasonably necessary to apprise Acquiror of the material terms of such Acquisition Proposal. Target shall give Acquiror contemporaneous written notice upon engaging in discussions or negotiations with, or providing any information regarding Target to, any such person regarding an Acquisition Proposal.

       4.7     PUBLIC ANNOUNCEMENTS

               Between the date of this Agreement and the Effective Date, Target will consult with Acquiror before issuing any press release or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as counsel may advise is required by law.

       4.8     ESCROW AGREEMENT

               At the Closing, Target shall execute and deliver the Escrow Agreement in substantially the form attached hereto as Exhibit D.

       4.9     STOCK RESTRICTION AGREEMENT

               At the Closing, a sufficient number of shareholders, option holders and warrant holders of the Target who have not executed a Voting Agreement shall execute and deliver the Stock Restriction Agreement, substantially in the form of Exhibit C hereto, such that together with those parties who have executed a Voting Agreement, at least 90% of the fully diluted issued and outstanding common stock of Target (assuming full conversion of all Target capital stock and exercise of all options and warrants) have entered into agreements to be bound by the provisions set forth in the Stock Restriction Agreement.

       4.10    COOPERATION AND CONDITIONS

               Target shall use its commercially reasonable efforts to ensure that the conditions specified in Articles VI and VII have been satisfied on a prompt basis. Target agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information.

       4.11    TAX FREE REORGANIZATION

               Target will not, either before or after consummation of the Merger, take any action or fail to take any action which would cause the Merger to fail to constitute a "reorganization" within the meaning of Code Section 368 and the Target will use commercially reasonable efforts not to permit any of their directors, officers, employees, shareholders, agents, consultants, or other representatives to take any such action.

        4.12   Capitalization

               For the period commencing on the Execution Date and ending on the Effective Date, Target shall not (i) issue any additional Target Capital Stock, or (ii) take any action which would cause Target's representation in Section 2.2 hereof to become incorrect if made as of the Closing Date, except, in each case, for issuances or changes resulting from holders exercising or converting Target Capital Stock, Target Warrants, Common Options or New Options for Target Common Stock or Target Preferred Stock, as the case may be.

                                   ARTICLE V

                      COVENANTS OF ACQUIROR AND MERGER SUB

               Except as otherwise consented to in writing by Target after the date of this Plan, Acquiror covenants to and agrees with Target as follows:

       5.1     INFORMATION

               (a) Acquiror will, at its own expense, furnish Target during such period with all such information concerning their affairs as Target may reasonably request, including information for use in determining if the conditions of Article VII have been satisfied and for use in any necessary filings to be made by Target with appropriate Governmental Entities. No information or knowledge obtained in any investigation pursuant to this Section
5.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

               (b) Acquiror acknowledges that information received by it concerning Target and its operations is subject to the Confidentiality Agreement.

       5.2     APPLICATIONS TO GOVERNMENTAL ENTITIES

               (a) Acquiror and Merger Sub will, as promptly as practicable, make any filings necessary to obtain all regulatory approvals of the transactions contemplated by this Agreement, including filings required for HSR approval, and will use all commercially reasonable efforts to secure favorable action on such filings and applications, including without limitation efforts to pursue an appeal of a denial of a regulatory approval.

               (b) Acquiror and Merger Sub will use commercially reasonable efforts to obtain any consents, approvals, or waivers from third parties required to be obtained by Acquiror or Merger Sub in connection with the transactions contemplated hereunder.

       5.3     ACQUIROR COMMON STOCK

               At the Effective Date, the Acquiror Common Stock to be issued in exchange for the Target Capital Stock pursuant to the terms of this Agreement shall be duly authorized, validly issued, fully paid, and non-assessable, free of preemptive rights and free and clear of all Liens created by or through Acquiror, with no personal liability attaching to the ownership thereof. The Acquiror Common Stock to be issued upon exchange for the Target Capital Stock pursuant to the terms of this Agreement will be issued in all material respects in accordance with applicable state and federal laws, rules, and regulations.

       5.4     REGISTRATION OF SHARES

               Acquiror, with the assistance of Target and its representatives, will promptly file a Registration Statement on Form S-4 (the "REGISTRATION STATEMENT") with the Securities and Exchange Commission (the "SEC") and a prospectus which shall satisfy all applicable requirements of applicable state and federal laws, including the Securities Act, the Exchange Act, and applicable state securities laws and the rules and regulations thereunder. The Registration Statement shall also include any information required under applicable law in connection with the shareholders' meeting or consent solicitation Target will hold or conduct pursuant to Section 4.4 hereof. The number of shares to be registered will be an amount sufficient to allow all of the shares of the Acquiror Common Stock issued to holders of the Target Capital Stock pursuant to this Agreement to be registered under the Securities Act.

Acquiror will use commercially reasonable efforts to secure the effectiveness of the Registration Statement and, after the Registration Statement has been declared effective to make the Registration Statement available for mailing to the shareholders of the Target. Acquiror may rely upon all information expressly provided to it by Target and its representatives for inclusion in the preparation of the Registration Statement, any post-effective amendment thereto and shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Registration Statement, the post-effective amendment, if such statement is made in reliance upon any information expressly provided to it by Target or by any of its officers or representatives for inclusion in the Registration Statement. Acquiror shall promptly take all such actions as may be necessary or appropriate in order to comply in all material respects with all applicable securities laws of any state having jurisdiction over the transactions contemplated by this Agreement and the Merger. Acquiror shall furnish Target with copies of all such filings and keep Target advised of the status thereof. Acquiror shall promptly notify Target of all communications, oral or written, with the SEC concerning the Registration Statement. Prior to the Effective Time, Acquiror shall file with the NASDAQ Stock Market a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Capital Stock in the Merger, and in respect of the Common Options and Target Warrants and New Options being assumed by Acquiror.

       5.5     CURRENT INFORMATION; ADVICE OF CHANGES; CONDUCT OF BUSINESS

               Between the date of this Agreement and the Effective Time, Acquiror shall promptly advise Target, by written update to the Acquiror Disclosure Schedule, of (a) the occurrence or non-occurrence of any event which would be likely to cause any condition to the obligations of Target to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (b) the failure of Acquiror to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of Target to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. The delivery of any notice pursuant to this Section 5.5 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to Target. Without the approval and consent of Target, Acquiror and its subsidiaries will not agree to acquire by merging or consolidating with, by purchasing an equity interest in, or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof if any such business or assets to be acquired includes products that could reasonably be considered to be competitive with Target's business in any material respect (a "COMPETITIVE BUSINESS") and would reasonably be likely delay or prolong the waiting period under the HSR Act with respect to the Merger at any time before the applicable waiting period with respect to the Merger under the HSR Act shall have expired or have been earlier terminated, unless in connection with that acquisition Acquiror agrees with the applicable Governmental Entity to hold separate such Competitive Business or take similar actions that would cause such Governmental Entity to permit promptly the expiration or termination of the waiting period under the HSR Act with respect to the Merger.

       5.6     PUBLIC ANNOUNCEMENTS

               Between the date of this Agreement and the Effective Date, Acquiror will consult with Target before issuing any press release or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as counsel may advise is required by law.

       5.7     ESCROW AGREEMENT

               Acquiror shall execute and deliver the Escrow Agreement in substantially the form attached hereto as Exhibit D.

       5.8     COOPERATION AND CONDITIONS

               Acquiror shall use commercially reasonable efforts to ensure that the conditions specified in Articles VI and VII have been satisfied on a prompt basis. Acquiror agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information.

       5.9     FORM S-8 REGISTRATION STATEMENT

               Acquiror agrees to file, no later than 30 days after the Closing, a Registration Statement on Form S-8 (or any successor or other appropriate forms) that will register the shares of Acquiror Common Stock issuable pursuant to outstanding options under the Target Stock Option Plan assumed by Acquiror to the extent permitted by federal securities laws; provided, that Acquiror has received not less than ten business days prior to such projected filing date, all option documentation relating to the outstanding options; and provided further, that such options qualify for registration on such Form S-8 (or any successor or other appropriate forms). Acquiror shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. In addition, Acquiror shall use its commercially reasonable efforts to cause the Acquiror Common Stock subject to Common Options to be listed on The NASDAQ National Market and such exchanges as Acquiror shall determine.

       5.10    TAX FREE REORGANIZATION

               Each of Acquiror and Merger Sub will not, either before or after consummation of the Merger, take any action or fail to take any action which would cause the Merger to fail to constitute a "reorganization" within the meaning of Code Section 368 and the Acquiror and Merger Sub will each use commercially reasonable efforts not to permit any of its directors, officers, employees, stockholders, agents, consultants, or other representatives to take any such action. Acquiror and Merger Sub each agree to file their respective federal and state income tax returns consistent with treatment of the Merger as a reorganization.

       5.11    EMPLOYEE BENEFITS MATTERS.

               To the extent that service is relevant for eligibility, vesting and (except as would result in duplication of benefits) benefit accruals under any employee benefit plan, program or arrangement maintained by Acquiror or any subsidiary of Acquiror, such plan, program or arrangement shall credit each employee of Target (a "TARGET EMPLOYEE") who participates therein for service on or prior to the Effective Time with Target or any affiliate or predecessor of any of them. Acquiror agrees to offer to Target Employees benefits commensurate with those benefits conferred to Acquiror employees similarly situated. In addition, Acquiror shall (i) waive limitations on benefits relating to any pre-existing conditions under any Acquiror or subsidiary of Acquiror welfare benefit plan in which Target Employees may participate and (ii) recognize, for purposes of annual deductible and out-of- pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Target Employees and their respective dependents under Target's medical, dental and other healthcare plans in the calendar year in which the Effective Time occurs. In the event any Target Employee is terminated from employment prior to participation in a health benefit plan of Acquiror or an Acquiror subsidiary and is eligible for COBRA continuation coverage under a Target Benefit Plan, prior to termination of such Target Benefit Plan Acquiror shall assure that such Target Employee's COBRA continuation coverage shall be provided under a health benefit plan of Acquiror or an Acquiror subsidiary for so long as such Target Employee would be eligible for such COBRA coverage but for the termination of the Target Benefit Plan.

               Acquiror also confirms its intent and plan to grant options to purchase Acquiror Common Stock to management and employees after the Effective Date in amounts sufficient to cause management and employees of Target to have options on a number of shares of Acquiror Common Stock generally consistent with the option levels held by comparable level employees of Acquiror (taking into account Common Options and New Options assumed by Acquiror).

        5.12   TARGET OFFICERS AND DIRECTORS.

        (a) Acquiror agrees that all rights to indemnification (including advancement of expenses) existing on the date hereof in favor of the present or former officers and directors of Target (collectively, the "TARGET INDEMNIFIED PARTIES") with respect to actions taken in their capacities as officers and directors prior to the Effective Time as provided in Target's Articles of Incorporation or Bylaws and indemnification agreements, shall survive the Merger and continue in full force and effect for a period of six years following the Effective Time and shall be guaranteed by Acquiror.

        (b) Acquiror shall cause the Surviving Corporation to maintain in effect the current policy of officers' and directors' liability insurance, for acts and omissions occurring prior to the Effective Time, maintained by Target provided that Acquiror may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the Target Indemnified Parties and (ii) coverage under Acquiror's directors' and officers' liability insurance coverage for acts and omissions occurring prior to the Effective Time, for a period of six (6) years after the Effective Time; provided, Acquiror shall not be required to pay an annual premium for such insurance in excess of 100% of the last annual premium paid by Target prior to the date hereof (as adjusted for inflation), but in such case shall provide as much coverage as possible for such amount. The last annual premium paid by Target was $28,000.00.

        (c) This Section 5.12 shall survive the consummation of the Merger at the Effective Time, and is intended to be for the benefit of, and shall be enforceable by, the Target Indemnified Parties, their heirs and personal representatives and shall be binding on the Surviving Corporation and its respective successors and assigns.

        5.13   REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934

        With a view to making available to the Target stockholders the benefits of Rule 144 promulgated under the Securities Act of 1933, as amended (the "ACT"), and any other rule or regulation of the SEC that may at any time permit such Target stockholders to sell securities of Acquiror to the public, Acquiror agrees, for a period of two years from the Effective Date, to:

        (a) use reasonably commercial efforts to make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times so long as Acquiror remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

        (b) file with the SEC in a timely manner all reports and other documents required of Acquiror under the Act and the Exchange Act of 1934, as amended (the "EXCHANGE ACT"); and

        (c) furnish to any Target stockholder, so long as the Target stockholder owns any shares of Acquiror Common Stock, forthwith upon request (i) a written statement by Acquiror that it has complied with the reporting requirements of SEC Rule 144, the Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of Acquiror and such other reports and documents so filed by Acquiror, and (iii) such other information related to compliance with Rule 144 as may be reasonably requested by a Target stockholder.

        5.14   ACQUIROR OR SHAREHOLDER APPROVAL

               Acquiror has requested confirmation from NASDAQ that approval by its shareholders is not required in connection with the Merger. If such confirmation is not received, Acquiror will include in the Registration Statement such information as may be necessary, and shall take such other action as may be necessary, to cause the Merger to be submitted to its shareholders for approval. If shareholder approval is required, the obligations of Acquiror and Target hereunder shall be conditioned on receipt of such approval.

                                   ARTICLE VI

              CONDITIONS TO ACQUIROR'S AND MERGER SUB'S OBLIGATIONS

               Unless waived in writing by Acquiror in its sole discretion, all obligations of Acquiror and Merger Sub hereunder shall be subject to the fulfillment prior to or at the Effective Date of the following conditions:

       6.1     REPRESENTATIONS, WARRANTIES, AND COVENANTS

               Except as disclosed in the Target Disclosure Schedule dated the date of this Agreement, (i) the representations and warranties of Target in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time (except that representations and warranties which by their express terms are made on and as of a specified earlier date shall be made only on and as of such specified earlier date) and (ii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time. Acquiror shall have received from Target a certificate in such detail as Acquiror may reasonably request, dated the Effective Date and signed by its Chief Executive Officer, to the foregoing effect.

       6.2     SHAREHOLDER APPROVAL

       (a) This Agreement and the Merger shall have been approved by the shareholders of the Target at a meeting duly called and held pursuant to Section
4.4 hereof or a consent solicitation completed in accordance with Section 4.4 hereof in accordance with Washington Law and the Target Articles of Incorporation and Bylaws.

       (b) Any agreements or arrangements of Target or any affiliate of Target that may result in the payment of any amount that would be treated as a "parachute payment" within the meaning of Section 280G(b)(2) of the Code (determined without regard to the provision of Section 280G(b)(5) of the Code) shall have been approved by the Shareholders of Target in a manner that complies with the shareholder approval requirements of Section 3280G(b)(5)(B) of the Code.

       (c) The amendment to Target's Articles of Incorporation attached hereto as Exhibit H shall have been approved by the requisite majorities of the shareholders of Target.

       6.3     OTHER EVIDENCE

               Target shall have delivered to Acquiror such further certificates and documents evidencing due action in accordance with this Agreement, including certified copies of all applicable proceedings of shareholders and directors of Target pertaining to the transactions under this Agreement, as Acquiror shall reasonably request.

       6.4     NO ADVERSE PROCEEDINGS, EVENTS, OR REGULATORY REQUIREMENTS

               No action or proceeding, including but not limited to any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition, preventing the consummation of the Merger shall be in effect, nor shall any action or proceeding, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the

Merger illegal. Target shall have procured all other regulatory approvals, consents, waivers, or administrative actions of Governmental Entities or other persons or agencies that are necessary or appropriate to be procured by Target prior to the consummation of the transactions contemplated by this Agreement, and no such approvals, consents, waivers, or administrative actions shall have included any condition or requirement that would result in a Material Adverse Effect, individually or in the aggregate, on Acquiror or Target.

       6.5     CONSENTS, ETC.

               All requisite consents, approvals, waivers, undertakings, memoranda, agreements, exercises, and terminations by third parties which Target has covenanted to use commercially reasonable efforts to obtain under Section
4.2 shall have been obtained by Target or waived by Acquiror.

       6.6     OPINION OF TAX COUNSEL

               Acquiror shall have received the written opinion of Acquiror's legal counsel, in form and substance reasonably satisfactory to Acquiror, and dated on or about the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn. In rendering such opinion, Acquiror's legal counsel shall be entitled to rely upon, among other things, reasonable assumption as well as representations of Acquiror, Merger Sub and Target.

       6.7     OPINION OF COUNSEL

               Acquiror shall have received an opinion of counsel to Target, dated the Effective Date, in form and substance reasonably satisfactory to Acquiror, covering the matters set forth in Exhibit E.

       6.8     ESCROW AGREEMENT

               Acquiror, the Shareholders Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement in substantially the form attached hereto as Exhibit D.

       6.9     SECURITIES MATTERS

               The Registration Statement filed with the SEC under the Securities Act by the Acquiror, pertaining to the shares of Acquiror Common Stock to be issued to the shareholders of Target pursuant to this Agreement and the Merger shall have become effective and there shall not be in effect a stop order with respect thereto. The Acquiror Common Stock issuable in the Merger shall have been approved for listing on the NASDAQ National Market.

       6.10    280G AGREEMENTS

               Acquiror shall have received executed and delivered copies
Section 280G Agreements substantially in the form of Exhibit F hereto from each person identified by Target or Acquiror as receiving excess parachute payments, as defined in Section 280G of the Code, in connection with the Merger.

       6.11    RESIGNATION OF DIRECTORS AND OFFICERS

               The directors and officers of Target in office immediately prior to the Effective Time shall have resigned as directors and officers of Target effective as of the Effective Time and duly executed resignation letters shall have been delivered to Acquiror from each such director and officer.

       6.12    STOCK RESTRICTION AGREEMENT

               Acquiror shall have received executed and delivered copies of Stock Restriction Agreements, substantially in the form of Exhibit C hereto, from each of the shareholders, option holders and Warrant holders of the Target other than shareholders who have executed the Voting Agreement.

       6.13    TERMINATION OF PENSION PLAN

               If notified by Acquiror in writing at least 20 days prior to the Closing Date, Target shall, at least one day prior to the Closing Date and conditioned on the Closing occurring, terminate Target's 401(k) Plan (the "401(k) PLAN") and no further contributions shall be made to the 401(k) Plan, provided that as a condition of such termination Target's employees shall be eligible to participate in Acquiror's 401(k) plan as soon as administratively feasible following the Closing Date. Target shall provide to Acquiror (i) executed resolutions by the Board of Directors of Target authorizing the termination and (ii) an executed amendment to the 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan will be maintained at the time of termination. Target shall file a Form 5310 with the Internal Revenue Service and obtain a favorable determination letter upon plan termination.

                                  ARTICLE VII

                       CONDITIONS TO TARGET'S OBLIGATIONS

               Unless waived in writing by Target in its sole discretion, all obligations of Target a hereunder shall be subject to the fulfillment prior to or at the Effective Date of the following conditions:

       7.1     REPRESENTATIONS, WARRANTIES, AND COVENANTS

               Except as disclosed in the Acquiror Disclosure Schedule dated the date of this Agreement, (i) the representations and warranties of Acquiror and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time (except that representations and warranties which by their express terms are made on and as of a specified earlier date shall be made only on and as of such specified earlier date) and (ii) Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time. Target shall have received from Acquiror an officer's certificate in such detail as Target may reasonably request, dated the Effective Date and signed by its Chief Executive Officer and its Secretary, to the foregoing effects.

       7.2     SHAREHOLDER APPROVAL

               This Agreement and the Merger shall have been approved by the Shareholders of the Target at a meeting duly called and held pursuant to Section
4.4 hereof or a consent solicitation completed in accordance with Section 4.4 hereof in accordance with Washington Law and the Target Articles of Incorporation and Bylaws.

       7.3     OTHER EVIDENCE

               Acquiror shall have delivered to Target such further certificates and documents evidencing due action in accordance with this Agreement, including certified copies of all applicable proceedings of stockholders and directors of Acquiror pertaining to the transactions under this Agreement, as Target shall reasonably request.

       7.4     NO ADVERSE PROCEEDINGS, EVENTS, OR REGULATORY REQUIREMENTS

               No action or proceeding, including but not limited to any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition, preventing the consummation of the Merger shall be in effect, nor shall any action or proceeding brought by a Governmental Entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. Acquiror shall have procured all other regulatory approvals, consents, waivers, or administrative actions of Governmental Entities or other persons or agencies that are necessary or appropriate to be procured by Acquiror prior to the consummation of the transactions contemplated by this Agreement, and no such approval, consent, waiver, or administrative action shall have included any condition or requirement that would result in a Material Adverse Effect on Acquiror or Target.

       7.5     OPINION OF TAX COUNSEL

               Target shall have received the written opinion of Target's legal counsel, in form and substance reasonably satisfactory to Target, and dated on or about the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn. In rendering such opinion, Target's legal counsel shall be entitled to rely upon, among other things, reasonable assumption as well as representations of Acquiror, Merger Sub and Target.

       7.6     OPINION OF COUNSEL

               Target shall have received an opinion of counsel to Acquiror, dated the Effective Date, in form and substance reasonably satisfactory to Target, covering the matters set forth in Exhibit G.

       7.7     SECURITIES MATTERS

               The Registration Statement filed with the SEC under the Securities Act by the Acquiror, pertaining to the shares of Acquiror Common Stock to be issued to the shareholders of Target pursuant to this Agreement and the Merger, shall have become effective and there shall not be in effect a stop order with respect thereto. The Acquiror Common Stock issuable in the Merger shall have been approved for listing on the NASDAQ National Market.

       7.8     ESCROW AGREEMENT

               Acquiror, the Shareholders Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement in substantially the form attached hereto as Exhibit D.

                                  ARTICLE VIII

                   TERMINATION, EXPENSES, AMENDMENT AND WAIVER

       8.1     TERMINATION

               This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Target or Acquiror, in the following manner:

               (a) by mutual consents duly authorized by the Boards of Directors of Acquiror and Target;

               (b) by either Acquiror or Target, if (i) without fault of the terminating party, the Closing shall not have occurred on or before March 31, 2001 (provided, that a later date may be agreed upon in writing by the parties hereto, and provided further, that the right to terminate this Agreement under this clause (b)(i) shall not be available to any party whose action or willful failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement), or (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable;

               (c) by Acquiror, if (i) any representation or warranty of Target, not qualified by its terms to materiality, set forth in this Agreement shall have been untrue when made in any material respect (or any representation or warranty qualified as to materiality shall have been untrue in any respect when made), or (ii) Target shall materially breach any obligation or agreement hereunder in a manner causing conditions precedent to the Closing not to be satisfied and such breach of a representation, warranty or covenant shall not have been cured within 30 days of receipt by Target of written notice of such breach; provided, that the right to terminate this Agreement by Acquiror under subparts
(i) and (ii) of this paragraph (c) shall not be available to Acquiror where Acquiror is at that time in material breach of this Agreement;

               (d) by Target, if (i) any representation or warranty of Acquiror, not qualified by its terms to materiality, set forth in this Agreement shall have been untrue when made in any material respect (or any representation or warranty qualified as to materiality shall have been untrue in any respect when made), or (ii) if Acquiror shall materially breach any obligation or agreement hereunder in a manner causing conditions precedent to the Closing not to be satisfied, and such breach of a representation, warranty or covenant shall not have been cured within 30 days of receipt by Acquiror of written notice of such breach; provided, that the right to terminate this Agreement by Target under this paragraph (d) shall not be available to Target where Target is at that time in material breach of this Agreement;

               (e)    by Acquiror, in accordance with Section 1.6(f); or

               (f) by Acquiror, if Target has not delivered Voting Agreements from shareholders of Target sufficient to approve the matters required to be approved by the shareholders to satisfy the condition set forth in Section 6.2 within fifteen (15) days of the Execution Date.

       8.2     EFFECT OF TERMINATION

               In the event of termination of this Agreement as provided in
Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror or Target or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Sections 4.1(b) and 5.1(b), this Section 8.2, Section 8.3 and Articles IX and X shall remain in full force and effect and survive any termination of this Agreement.

       8.3     EXPENSE

               (a) Subject to paragraphs (b) and (c) below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of advisers, accountants and legal counsel) shall be paid by the party incurring such expense and Acquiror shall pay any filing fees in respect of any regulatory approvals required in order to consummate the Merger; provided, however, that if the Closing occurs, the expenses incurred by Target in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants, brokers and legal counsel), shall not exceed $2,000,000. Any such expenses incurred by Target in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel) which cause the aggregate amount of such expenses to exceed $2,000,000 shall be subject to Acquiror's claim against the Escrow Fund, without regard to, or limited by, the Threshold Amount (as defined herein below).

Acquiror shall pay the registration fee of the SEC, filing fees in respect of state "blue sky" laws, and the fee payable to The National Association of Securities Dealers, Inc. in respect of the listing on the NASDAQ National Market of the shares of Acquiror Common Stock to be issued pursuant to this Agreement.

               (b) In the event that Acquiror shall terminate this Agreement pursuant to Section 8.1(c) or pursuant to Section 8.1(b) because of a failure of Target to satisfy the conditions set forth in Section 6.1, and without limiting any other rights Acquiror may have, Target shall reimburse Acquiror for all of the out-of-pocket fees and expenses incurred by Acquiror in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

               (c) In the event that Acquiror shall terminate this Agreement pursuant to Section 8.1(f) or because the condition set forth in Section 6.2 is not satisfied, and without limiting any other rights Acquiror may have, Target shall reimburse Acquiror for all of the out-of-pocket fees and expenses incurred by Acquiror in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel) up to the maximum amount of $300,000.

               (d) In the event that Target shall terminate this Agreement pursuant to Section 8.1(d) or pursuant to Section 8.1(b) because of a failure of Acquiror to satisfy the conditions set forth in Section 7.1, and without limiting any other rights Target may have, Acquiror shall reimburse Target for all of the out-of-pocket fees and expenses incurred by Target in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

       8.4     EXTENSION; WAIVER

               At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                           ESCROW AND INDEMNIFICATION

       9.1     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

               All the representations, covenants, agreements and warranties set forth in this Agreement shall survive the Effective Time until the date one year after the Effective Time; provided, however, that claims related to actual fraud or willful misconduct shall survive indefinitely. The covenants and agreements of the parties shall survive until the expiration of the time period for their performance as provided herein. The termination of any representation or warranty, however, shall not affect the right to indemnification for breach of such representation or warranty if written notice of such breach is given prior to such termination.

       9.2     INDEMNIFICATION

               (a) From and after the Effective Time, and subject to the limitations set forth in this Article IX, the shareholders of Target will indemnify and hold harmless Acquiror and its officers, directors, agents and employees, and each person, if any, who controls or may control Acquiror within the meaning of the Securities Act (hereinafter referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees, net of any recoveries by Acquiror under existing insurance policies or indemnities from third parties (collectively, "DAMAGES") resulting from (i) any failure of any of the representations and warranties made by Target under this Agreement to be true and accurate at the time which they were made (including, if applicable, as of the Closing Date) or (ii) any breach or default by Target of any covenant or agreement made by Target in this Agreement, the Target Disclosure Schedule or any exhibit or schedule to this Agreement and which is required to be performed by Target at or prior to the Effective Time. The Escrow Fund shall be the sole security for this indemnity obligation subject to the limitations in this Agreement.

               (b) From and after the Effective Time, and subject to the limitations set forth in this Article IX, Acquiror will indemnify and hold harmless Target Shareholders from and against any and all Damages resulting from any misrepresentation or breach of or default in connection with any representation, warranty or covenant of Acquiror in this Agreement.

               (c) "Damages" as used herein is not limited to matters asserted by third parties, but includes Damages incurred or sustained in the absence of claims by a third party. In determining the amount of any Damages resulting from any misrepresentation, breach or default or whether a misrepresentation, breach or default has occurred, any materiality standard contained in the applicable representation, warranty or covenant shall be disregarded.

       9.3     ESCROW FUND

               Subject to Section 9.6, sole and exclusive security for the indemnity provided for in Section 9.2(a), the Escrow Shares shall be registered in the name of, and, be deposited with an escrow agent selected by Acquiror with the consent of the Shareholders' Agent (which consent shall not be unreasonably withheld) (the "ESCROW AGENT"), such deposit to constitute an escrow fund to be governed by the terms set forth in the Escrow Agreement, in substantially the form attached hereto as Exhibit D (the "ESCROW AGREEMENT").

       9.4     CERTAIN LIMITATIONS

               (a) Acquiror's right to indemnification for Damages under Section
9.2 shall accrue only if the aggregate of all such Damages exceeds $150,000 (the "THRESHOLD AMOUNT") and then only to the extent of any excess Damages over such $150,000 amount.

               (b) No Indemnifying Party shall be liable for any Damages pursuant to this Article IX unless a written claim for indemnification in accordance with Section 9.5 is given by the Indemnified Party to the Indemnifying Party with respect thereto and received by the Indemnifying Party on or before 5:00 p.m., Baltimore, Maryland time on the first anniversary of the Closing Date (the "EXPIRATION DATE").

               (c) Subject to Section 9.6, the Parties hereby agree that the maximum liability of a particular shareholder of the Target under this Article for Damages shall in no event exceed the value of the Acquiror Common Stock held in escrow for such Target shareholder pursuant to the Escrow Agreement valued as provided in the Escrow Agreement.

        9.5     CERTAIN PROCEDURAL MATTERS

               (a) A party seeking indemnification (the "INDEMNIFIED PARTY") shall give prompt written notice to the party from whom indemnification will be sought (the "INDEMNIFYING PARTY") of any claim for indemnification hereunder and shall provide to the Indemnifying Party as soon as practicable thereafter all information and documentation necessary to support and verify the claim asserted (or which would be asserted if not below the Threshold Amount), and the Indemnifying Party and his or its representatives shall be given access to all personnel, properties, books and records that the Indemnifying Party reasonably determines to be related thereto.

               (b) If any legal proceeding is instituted or any claim or demand is asserted by any person in respect of which an Indemnified Party may seek to assert a claim for indemnification hereunder, the Indemnified Party shall promptly cause written notice of the assertion of any such legal proceeding, claim or demand to be made to the Indemnifying Party; provided that the failure to so notify the Indemnifying Party shall not reduce or adversely affect the right of the Indemnified Party to assert a claim for indemnification hereunder with respect to such legal proceeding, claim or demand except to the extent that the Indemnifying Party is materially prejudiced thereby.

               (c) The Indemnifying Party shall have the right at any time, at his or its option and expense, to participate in the defense of any such legal proceeding, claim or demand (including without limitation the right to participate in negotiations and settlement discussions). The Indemnified Party and the Indemnifying Party shall cooperate fully with each other in connection with the defense, negotiation and settlement of any such legal proceeding, claim or demand, and the Indemnifying Party shall be given access to all personnel, properties, books and records that the Indemnifying Party reasonably determines to be related thereto. No such legal proceeding, claim or demand may be settled or compromised (nor shall any agreement be entered into or commitment made with respect to any settlement or compromise) without the written consent of the Indemnifying Party, which shall not be unreasonably withheld.

       9.6     EXCLUSIVE REMEDY

               If the Merger is consummated and notwithstanding any other provision of this Agreement or the exhibits hereto to the contrary, recovery from the Escrow Fund pursuant to the terms set forth in this Article IX shall be the exclusive remedy available to Acquiror for

Damages under this Agreement. The limitations contained in this Article IX, however, shall not limit the liability of any Indemnifying Party with respect to any actual fraud or willful misconduct of such party.

       9.7     RESOLUTION OF CONFLICTS; ARBITRATION

               (a) In case an Indemnifying Party shall object to any indemnification claim or claims by an Indemnified Party, the Indemnifying Party and the Indemnified Party shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims.

               (b) If no such agreement can be reached after good faith negotiation, either the Indemnifying Party or the Indemnified Party may, by written notice to the other, demand arbitration of the matter unless the amount of the Damages is at issue pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both the Indemnifying Party and the Indemnified Party agree to arbitration; and in such event the matter shall be settled by arbitration conducted by a single arbitrator. The Indemnifying Party and the Indemnified Party shall jointly select an arbitrator. If the Indemnifying Party and the Indemnified Party fail to agree upon an arbitrator within ten (10) days, an arbitrator shall be selected for them by the American Arbitration Association ("AAA"). The decision of the arbitrator so selected as to the validity and amount of any indemnification claim shall be binding and conclusive upon the parties to this Agreement.

               (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Chicago, Illinois under the commercial rules then in effect of the American Arbitration Association. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs reasonably incurred by the other party to the arbitration.

       9.8     SHAREHOLDERS' AGENT

               (a) Joseph Manzinger is hereby appointed as agent and attorney-in-fact (the "SHAREHOLDERS' AGENT") for each Target shareholder, for and on behalf of the Target shareholders, (i) to assert, prosecute or respond to any claims for indemnification hereunder on behalf of all or any Target shareholders (and is hereby designated as the Indemnifying Party to act on behalf of the Target shareholders under this Article IX), (ii) to give and receive notices and communications to authorize delivery to Acquiror of shares of Acquiror Common Stock from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing, (iii) to endorse Certificates or stock powers therefor on behalf of any Target shareholder, and (iv) to amend this Agreement at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that amendment shall not (a) alter or change the amount or kind of consideration to be received on conversion of the Target Capital Stock, or (b) alter or change any of the terms and conditions of this Agreement if such alteration or change would materially adversely affect the holders of Target Capital Stock. Such agency may be changed by the shareholders of Target from time to time upon not less than thirty (30) days prior written notice to Acquiror; provided, however, that the Shareholders' Agent may not be removed unless holders of a two-thirds interest in the Escrow Fund agree to such removal and to the identify of the substituted shareholders' agent. Any vacancy in the position of the Shareholders' Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall not receive compensation for his services. Notice or communications to or from the Shareholders' Agent shall constitute notice to or from each of the shareholders of Target.

               (b) The Shareholders' Agent shall not be liable for any act done or omitted hereunder or under the Escrow Agreement as Shareholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted to the advice of counsel shall be conclusive evidence of such good faith. The Target shareholders shall severally indemnify the Shareholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of our in connection with the acceptance or administration of his or her duties hereunder, and shall reimburse the Shareholders' Agent for their pro rata share of any expenses incurred by the Shareholders' Agent.

               (c) The Shareholders' Agent shall have reasonable access to information about Target and Acquiror and the reasonable assistance of Target" and Acquiror" officers and employees for purposes of performing his duties and exercising his rights hereunder; provided, that the Shareholders' Agent shall treat confidentially and not disclose any nonpublic information from or about Target or Acquiror to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

       9.9     ACTIONS OF SHAREHOLDERS' AGENT

               A decision, act, consent or instruction of the Shareholders' Agent (as such) shall constitute a decision of all Target shareholders on behalf of whom he is acting and shall be final, binding and conclusive upon each such Target shareholder, and the Escrow Agent and Acquiror may rely thereon.

                                   ARTICLE X

                               GENERAL PROVISIONS
       10.1    NOTICES

               All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

               (a)    if to Acquiror or Merger Sub, to:

                      TeleCommunication Systems, Inc.
                      275 West Street
                      Annapolis, Maryland  21401
                      Attention:  Thomas M. Brandt, Jr.
                                  Donald C. Hubbard, Jr.
                      Facsimile No.:  (410) 280-1048
                      Telephone No.:  (410) 280-1001

               with a copy to:

                      Piper Marbury Rudnick & Wolfe LLP
                      6225 Smith Avenue
                      Baltimore, Maryland  21209-3600
                      Attention:  Wilbert H. Sirota
                                  R.W. Smith, Jr.
                      Facsimile No.:  (410) 580-3001
                      Telephone No.:  (410) 580-3000

               (b)    if to Target, to:

                      XYPOINT Corporation
                      2200 Alaskan Way
                      Second Floor
                      Seattle, Washington  98121
                      Attention:  Kenneth A. Arneson
                      Facsimile No.:  (206) 674-1080
                      Telephone No.:  (206) 674-1000

               with a copy to:

                      Venture Law Group
                      4750 Carillon Point
                      Kirkland, Washington  98033-7355
                      Attention:  Craig Sherman
                      Facsimile No.:  (425) 739-8750
                      Telephone No.:  (425) 739-8700

       10.2    INTERPRETATION

               When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the Execution Date.

The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

       10.3    COUNTERPARTS

               This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

       10.4    ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES

               This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, the Target Disclosure Schedule and the Acquiror Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms and (b) are not intended to confer upon any other person any rights or remedies hereunder.

       10.5    SEVERABILITY

               In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

       10.6    REMEDIES CUMULATIVE

               Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

       10.7    GOVERNING LAW

               This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to applicable principles of conflicts of law or, to the extent applicable, the federal laws of the United States of America. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY

LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE PARTIES HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR ACQUIROR TO ENTER INTO THIS AGREEMENT.

       10.8    ASSIGNMENT; AMENDMENT; BINDING EFFECT

               Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. The parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto and, in the case of Acquiror and Target, approved by their respective Boards of Directors; provided that an amendment made subsequent to adoption of this Agreement by the shareholders of Target shall not (a) alter or change the amount or kind of consideration to be received on conversion of the Target Common Stock or alter or change any of the terms and conditions of this Agreement if such alteration or change would materially adversely affect the holders of Target Common Stock. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

       10.9    RULES OF CONSTRUCTION

               The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                            [SIGNATURE PAGE FOLLOWS]

               IN WITNESS WHEREOF, TeleCommunication Systems, Inc., Merger Corp., and XYPOINT Corporation have caused this Agreement to be executed and delivered, by their respective officers thereunto duly authorized in the case of corporate parties as the case may be, all as of the date first written above.


                                     TELECOMMUNICATION SYSTEMS, INC.




                                     By: /s/ Richard A. Young             (SEAL)
                                         ---------------------------------
                                         Name:  Richard A. Young
                                         Title: Executive Vice President


                                     WINDWARD ACQUISITION CORP.



                                     By: /s/ Richard A. Young             (SEAL)
                                         ---------------------------------
                                         Name:  Richard A. Young
                                         Title: Executive Vice President


                                     XYPOINT CORPORATION



                                     By:  /s/ Kenneth Arneson             (SEAL)
                                          --------------------------------
                                          Name:  Kenneth Arneson
                                          Title: President